U.S. SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM SB-2

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

EARLYDETECT INC.
(Name of small business issuer in its charter)

Nevada	[To be supplied]	880368729
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer I.D. No.)

2082 Michelson, Dr. Suite 212, Irvine CA. 92612   (949) 553-1127
(Address and telephone number of principal executive offices)

Glenn P. Hannemann. 24 Brena. Irvine. CA 92620  (714) 544-1912
(Name, address and telephone number of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.

If any of the securities being registered on this form are to be offered on a delayed or continued basis pursuant to Rule 415 under the Securities Act, check the following box.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities acl, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, check the following box.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Dollar Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock $0.001 par value/share	$18,000,000	$10.00	$18,000,000	$19,260

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

EARLYDETECT INC

UP TO
1,800,000
Shares of
Common Stock

          This prospectus relates to the sale of up to an aggregate of 1,800,000 shares of our common stock which may be offered by the Company (as defined below).  The shares offered in this prospectus include 1,800,000 shares of its $0.001 par value common stock ("Shares") issuable upon the effective date hereof.

          This prospectus has been prepared for the purpose of registering these shares under the Securities Act to allow for a sale by the Company to the public without restriction.  Any participating brokers or dealers may be deemed to be an “underwriter” within the meaning of the Securities Act, in which event any commissions or discounts received by any brokers or dealers, may be deemed to be underwriting compensation under the Securities Act.

          Investing in our common stock involves risks.  See “Risk Factors” beginning on page 5.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

	Price to Public	Underwriting Discounts and Commissions[1]	Proceeds to Issuer[2]
Per Share	$10.00	$.80	$9.20
Total Maximum	$18,000,000	$1,400,000	$16,600,000

1  Commissions of up to 8% of the proceeds of this offering will be payable 10 participating NASD broker-dealers.   See "Plan of Distribution."

2  Before deducting legal, accounting, printing and miscellaneous expenses (if the Offering, including a 3% non-allocable expense allowance estimated to total $640,000. (Please sec "Plan of Distribution").

          Information contained in this Prospectus is subject to completion or amendment. The Registration Statement relating to the securities has been filed with the U.S. Securities and Exchange Commission. The securities may not be sold nor may offers to buy be accepted   prior to the time the Registration Statement becomes effective. This prospectus shall not constitute an offer to sell nor the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Subject to Completion.   Dated: June 12, 2006

Part I - Information Required in Prospectus

Prospectus Summary

          This summary does not contain all of the information you should consider before buying shares of our common stock. You should read the entire prospectus carefully, especially the “Risk Factors” section and our financial statements and the related notes appearing at the end of this prospectus, before deciding to invest in shares of our common stock.

EarlyDetect Inc.

The Company and Industry.

EarlyDetect Inc. (“EDI”), was founded and incorporated in the State of Nevada on September 19, 1996, originally as “ADVANCED MEDICAL SYSTEMS INC.”, to develop, manufacture, and market a broad range of in vitro diagnostic (IVD) tests for the over the counter (consumer)  and professional use markets in the United States, Canada, and worldwide.

“The clinical diagnostics business in the United States totals about $21 billion, and accounts for about three to five percent of total health-care expenditures.  Diagnostics in physicians’ offices and at home account for another $2 billion,” according to Alene Holzman, Vice President of Sunnyvale, California-based ChemTrak, makers of a cholesterol test known as CholesTrak.

The in vitro diagnostic (IVD) industry is segmented by the underlying technology involved in each test.  The largest segments of the market are clinical chemistry and immunodiagnostics, which account for approximately forty percent and twenty-five percent of the IVD market, respectively.  As stated by Boston Biomedical, the total market for the IVD industry was estimated at $18.7 billion in 1997, with the top eight companies representing nearly sixty percent (60%) of the market.  Even though growth is predicted to be four percent per annum, consolidations are increasing.  The increase in consolidations is shown by the take-over and mergers of: Roche/Boehringer, Beckman/Coulter, and Abbott/Murex.  As these large diagnostic companies seek greater market share and increased usage of their instrumentation, the mergers and acquisitions will continue.

CONSUMER IVD

Consumers are on a progressive trend to be in control of their own health.  The massive cultural shift is prompted by such factors as busy personal schedules, HMO barriers, lethally conservative testing protocols in countries with government-paid healthcare, and—culturally—grater public interest in health.

We are in a rapidly growing industry: products for medical home diagnostic assays.  “Medical advances make it possible to find out more about the human body from ever-smaller amounts of body fluids.  What was once the purview of physicians and medical technicians, requiring costly equipment, can easily be done in the comfort and anonymity of one’s own home with inexpensive kits” (Chicago Tribune, October 7, 1996).

The in vitro diagnostic (IVD) business worldwide totals about $21 billion while diagnostic testing in physicians’ offices, hospitals and clinics, currently accounts for another $3.5 billion.  Sales of home pregnancy tests alone represent a $289 million industry in the United States, and an estimated $22 million in Canada.  "The Asian market for IVD products will exceed $4 billion, with $3 billion being spent in Japan, the largest of the Asian economies" (Medical Device Executive Magazine Market Analysis, June/July 2000).

There are over 575,000 physicians, 225,000 pharmacies, and over 125,000 hospitals and clinics in the United States, most of which rely on an expensive and labor-intensive delivery system centered around massive equipment and inconvenient laboratory clinics.  This has opened the door to the IVD industry, which has placed itself in position to overtake the professional and clinical testing industry by offering low cost and rapid result testing.

The consumer marketplace has offered a limited amount of products such as pregnancy and ovulation IVD tests, with a few other devices such as blood pressure and glucose monitors.  These low-cost tests and devices have been available for years, and are used by consumers in the privacy of their homes.  Consumers have had little else to choose from, until now.

There is no other company offering an entire line of products under one brand name, as we are doing, for in-home self-testing.  We intend to lead the market by offering high accuracy, quick results, easy and sanitary methods, and affordable price points.

The medical home diagnostic assay industry is growing.  “Medical advances make it possible to find out more about the human body from ever-smaller amounts of body fluids with easy-to-use devices at the same time that consumers are taking more control over their own health care.  What was once the purview of physician and medical technicians, requiring costly equipment, can easily be done in the comfort and anonymity of one’s own home with inexpensive test kits” (Chicago Tribune, October 7, 1996).

In the last 10 years, home diagnostics has become its own category in drugstores, states Gerry Hoeppner, spokesman for Eckerd Corp., a 1,727-store chain based in Clearwater, Florida, which sells home test kits and a hundred similar items, ranging from blood-pressure machines to other more sophisticated diagnostics.

While its share of health-care expenditures is relatively small, the home diagnostic (IVD) segment is certain to grow if the past is any indicator.  Sales of home pregnancy tests, for instance, soared 459 percent over a 12-year period, reaching $186 million by 1998 from $33 million in 1986.  “Through July, 1998, consumers spent $191 million on home pregnancy tests.”  Source:  Pharmacy Times, October 1999.

As consumers become more aware of preventative health care and knowledge of the value of diagnostic tests, the industry is driven to provide more types of home tests.

North America accounts for approximately forty percent of the $2 billion home diagnostic industry, with Europe accounting for thirty-three percent, Japan thirteen percent, and the rest of the world at approximately fourteen percent.

POINT OF CARE

The two major areas of the point-of-care (POC) market are hospitals and small test sites.  Hospitals use drug screen and pregnancy tests in their emergency rooms.  The US hospital POC market was estimated to be over $400 million in 1996, and has been growing at approximately fifteen percent per annum.

Small test sites are in doctor’s offices, nursing homes, and small office laboratories.  The market for small test sites was estimated at over $550 million in 1996, and it has been growing at approximately six percent annually.

The POC test market is increasing in popularity due to new technology, which has widened the range of tests and made them easier to use.  EarlyDetect sees the importance of POC as a primary focal point for improving the quality, patient satisfaction, and cost effectiveness of health care delivery.  There are approximately thirty-six thousand laboratories approved to conduct tests exempt from the Clinical Laboratory Improvement Act.  EarlyDetect offers diagnostic tests, targeted at major focal points, easy to use, and accurate, at over ninety-nine percent.

  GNC is currently in negotiations with EDI to acquire the glucose and cholesterol tests for all 8,000 of their stores in October 2006.
  Rite-Aid has expressed plans to place an initial order in the third quarter of 2006, likely to be distributed initially in 3,000 of its stores.
  We have contracted with Automatic Medical Technologies, which has distribution relationships with Best Buy and Costco.  Best Buy has allocated 14’ by 6’ of shelf space in three stores to perform blind tests on the EarlyDetect product line beginning in November 2006.  Meanwhile, we are producing sample boxes for the Kirkland brand of pregnancy, ovulation, and blood pressure tests for a presentation in June of 2006 with Costco.  The executive in charge of all buyers of Costco has indicated interest in using EarlyDetect for private label and branded pregnancy and ovulation tests.
  EDI has shipped to Albertson’s drug stores and EDI now has it products in multiple locations.

EDI attended the largest trade show for OTC diagnostic products.  EDI had 28 appointments with some of the largest retailers in the country prior to the trade show starting.  EDI was able to meet with an additional 18 retailers that we were not able to meet during the scheduled meetings, called “MEET THE RETAILERS.”  Some of the non-retailers were Cardinal Health and McKesson and Abbott Diagnostic.  EDI has started negotiations with Cardinal Health.

EDI has had several meetings with California State Senators and Assemblypersons. We also had meetings with the Chief of Staff of the Governor, Secretary of Commence for State of California, Secretary of Health and Human Resources. EDI made proposals to the state for save the state several hundred million dollars per year on the cost of diagnostic testing. We have also been given the approval to deal with the state correction system. The state correction system includes drug courts, CHP, DA, probation, county and state prison, and local police. The state spends nearly $150,000,000 in drug testing per year. If we are able to get only 10% of all the diagnostic testing that is being purchased to date, EDI will be able to make over $55,000,000 in sales. Even though we have received tremendous support from the state, EDI is allowing only 10% for projection. It will take EDI one year to be fully integrated into the state system. We will begin to sell to county and state hospital within 1-2 months from the date hereof.

We are now in negotiations with COSTCO and plan to have a contract by June, 2006, and an additional Purchase Order by the end of 2006.  EDI is expecting to be in all 450 stores and with several displays in each store.  AMT is the broker for COSTCO.

We are also working with BESTBUY for their 895 stores.  BESTBUY has requested EDI to be able to supply all 895 stores with products for 14 feet of shelf that is 6 feet high.  EDI also carries a complete line of diagnostic machines, including a machine that is FDA approved, to do home EKG’s with a paper print out.  BESTBUY is branching out in a new direction and is on the cutting edge of the future of consumer awareness and consumers’ desire to take better care of their own health needs.  AMT is the broker for BESTBUY.

EDI is speaking with the U.S. government regarding HIV testing in Africa.  Presently the tests that are being used need labs or the tests need to be refrigerated, but EDI’s HIV 1-2 Test does not need to be refrigerated, can take temperatures of up to 105 degrees Fahrenheit and no lab is needed.  We are in negotiations to be able to get a part of the $2,000,000,000 that the U.S. has allocated to Africa for testing.  EDI expects to get 3-5% or $60,000,000 to $100,000,000.  Even though EDI’s tests may be the best for the situation in Africa, EDI is not over-planning for the HIV testing and does not plan on being the lead company.  AMT is the broker for the U.S. government for HIV testing.

We have contracted with the country of China for research and development for a test for the H1N5 Bird Flu, and for the flu vaccine.  The country of China’s CDC is an EDI/Pan Probe partner in the contract and the split is 55% in favor of CDC.  EDI/Pan Probe will sell to the main administrative branch of China and CDC is the broker between EDI/Pan Probe and the administrative branch.  EarlyDETECT, NOW has available to it one of the only H5N1 bird flu vaccinations for birds which is NOT synthetic. The studies have been done at the CDC of China and with the department of Agriculture and Vet Medicine for the country of China. Over 30,000 fowl were vaccinated and the results were over 90%. At this time China has used the same vaccination on over 4,750,000,000 fowl with NO OUT BREAKS. EDI has the rights to sell this vaccination to the rest of the world. EDI is presently working with Indonesia, Philippines, and Japan. EDI has spoken with General Sudibyo with Indonesia and with a LOI from Philippines International Trading Corporations. Indonesia is planning 600,000,000 vaccinations and the Philippine’s LOI is for HIV 1&2 tests, which does not use reagents, Bird Flu Vaccine, Drugs of Abuse, and several OTC products. EDI has been applied for and received approval from the Philippine’s FDA on ALL products submitted, including the H5N1 BIRD FLU VACCINATION for BIRDS. EDI is the first company to have the BIRD FLU VACCINATION for BIRDS approved by a major country other than China.

We are in negotiations with Walmart for 3,400 of its stores.  We were able to get our first appointment within three days of inquiring, and plan to have the second buy meeting soon.  We have been told by the director of pharmacies to keep working on the contract because EDI has such a good product line.  EDI is expecting a purchase order from Walmart by the end of the third quarter of 2006.  EDI is the self broker and may request the assistance of AMT.

We have requested AMT to begin negotiations with Walgreens Drug for placement of an order.  AMT has told EDI that it expects contracts from Walgreens by the end of the third quarter of 2006.

Corporate Information

EDI was incorporated in Nevada in September of 1996 as Advanced Medical Systems, Inc. and we changed our name to EarlyDetect Inc. in June of 2002.  Our principal executive offices are located at 2082 Michelson Drive, Suite 212, Irvine, CA 92612 and our telephone number is (949) 553-1127.  We maintain our corporate website at www.earlydetect.com.  The information contained in, or that can be accessed through, our website is not a part of this prospectus.  Unless the context requires otherwise, as used in this prospectus the terms “EDI,” “Company,” “we,” “us,” and “our” refer to EarlyDetect Inc.

You should rely only on the information contained in this prospectus.  We have not authorized any other person to provide you with information that is different from that contained in this prospectus.  If anyone provides you with different or inconsistent information, you should not rely on it.  We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.  You should assume the information appearing in this prospectus is accurate only as of the date on the front cover of the prospectus.  Our business, financial condition, results of operations and prospects may have changed since that date.

We use market data and industry forecasts and projections throughout this prospectus, which we have obtained from third party market research, publicly available information and industry publications.  These sources generally state that the information they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of the information are not guaranteed.  The forecasts and projections are based on industry surveys and the preparers’ experience in the industry and there is no assurance that any of the projected amounts will be achieved.  Similarly, we believe that the surveys and market research others have performed are reliable, but we have not independently verified this information.

This prospectus refers to brand names, trademarks, service marks and trade names of other companies and organizations.  We have applied to register the following trademarks with the United States Patent and Trademark Office: “EarlyDETECT” Each other trademark, trade name or service mark appearing in this prospectus belongs to its respective owner.

The Offering

Common Stock offered by selling stockholders:	up to 1,800,000 common shares

Use of Proceeds:	The proceeds for this offering are to be utilized for the establishment of a physical plant; marketing, inventory and working capital (Please see “Use of Proceeds”).

Risk Factors:	See “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider before investing in shares of our common stock.

Summary Financial Data

The following table summarizes historical financial data regarding our business and should be read together with “Management Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes included elsewhere in this prospectus.  The summary information as of August 31, 2004 and 2005 and for the years ended August 31, 2004 and 2005 has been derived from our financial statements, which were audited by Michael Pollack, C.P.A., and are included elsewhere in this prospectus.

EARLYDETECT, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED AUGUST 31, 2005 AND 2004

	2005	2004

OPERATING REVENUES
Sales	$ -	$ -

COST OF SALES
Direct costs	212,048	324,864

Total Cost of Sales	212,048	324,864

GROSS (LOSS)	(212,048)	(324,864)

OPERATING EXPENSES
Compensation, professional and consulting fees	4,941,753	3,127,723
Rent expense	23,867	40,848
Other general and administrative expenses	138,535	178,441
Depreciation and amortization	66,069	7,325

Total Operating Expenses	5,170,224	3,354,337

LOSS BEFORE OTHER INCOME (EXPENSE)	(5,382,272)	(3,679,201)

OTHER (EXPENSE)
Interest expense	(30,391)	-

Total Other (Expense)	(30,391)	-

NET LOSS BEFORE PROVISION FOR INCOME TAXES	(5,412,663)	(3,679,201)
Provision for Income Taxes	-	-

NET LOSS	$ (5,412,663)	$ (3,679,201)
	============	============

NET LOSS PER BASIC AND DILUTED SHARES	$ (0.42)	$ (0.58)
	============	============

WEIGHTED AVERAGE NUMBER OF COMMON
SHARES OUTSTANDING	12,862,192	6,371,551
	============	============

EARLYDETECT, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
FOR THE YEARS ENDED AUGUST 31, 2005 AND 2004

			Additional
	Common Stock		Paid-in	Accumulated
	Shares	Amount	Capital	Deficits	Total

Balance, August 31, 2003	1,715,849	$ 1,716	$ 2,598,160	$ (23,943,710)	$ (1,343,834)

Common stock issued to founders for
services rendered	9,000,000	9,000	-	-	9,000

Common stock issued for consulting services	294,992	295	2,923,505	-	2,923,800

Common stock issued for conversion
of vendor payables	4,144	4	310,796	-	310,800

Common stock issued for cash	12,267	12	214,476	-	214,488

Net loss for the year	-	-	-	(3,679,201)	(3,679,201)

Balance, August 31, 2004	11,027,252	11,027	26,046,937	(27,622,911)	(1,564,947)

Common stock issued for acquisition
of Pan Probe Biotech	2,500,000	2,500	12,497,500	-	12,500,000

Common stock issued for consulting services	1,020,566	1,021	4,914,309	-	4,915,330

Common stock issued for building	129,000	129	644,871	-	645,000

Common stock issued for cash	18,500	18	91,232	-	91,250

Common stock issued for bonus
shares to stockholders	1,813	2	67,199	-	67,201

Net loss for the year	-	-	-	(5,412,663)	(5,412,663)

Balance, August 31, 2005	14,697,131	$ 14,697	$ 44,262,048	$ (33,035,574)	$ 11,241,171
	=========	=======	===========	============	===========

EARLYDETECT, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED AUGUST 31, 2005 AND 2004

	2005	2004

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$ (5,412,663)	$ (3,679,201)

Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization	66,069	7,325
Common stock issued for bonus shares to stockholders	67,201	-
Common stock issued for founders for consulting services	-	9,000
Common stock issued for consulting services	4,915,330	2,923,800

Changes in assets and liabilities
Decrease in inventory	-	203,728
Increase (decrease) in accounts payable and
and accrued expenses	(38,594)	193,601

Total adjustments	5,010,006	3,337,454

Net cash (used in) operating activities	(402,657)	(341,747)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions of fixed assets	-	(586)

Net cash (used in) investing activities	-	(586)

CASH FLOWS FROM FINANCING ACTIVITES
Proceeds from issuance of common stock	91,250	214,488
Increase (decrease) in bank overdraft	(239)	239
Payment on note payable - bank	(49,750)	-
Proceeds (payments) from notes payable - related parties, net	421,316	123,563
Payments of obligations under capital lease	(14,912)	-

Net cash provided by financing activities	447,665	338,290

NET INCREASE (DECREASE) IN
CASH AND CASH EQUIVALENTS	45,008	(4,043)

CASH AND CASH EQUIVALENTS -
BEGINNING OF PERIOD	-	4,043

CASH AND CASH EQUIVALENTS - END OF PERIOD	$ 45,008	$ -
	==============	==============

SUPPLEMENTAL DISCLOSURE OF NONCASH INFORMATION:

Acquisition of Pan Probe Biotech

Common stock issued for company	$ 12,500,000	$ -
Issuance of note payable	3,500,000	-
Fixed assets acquired
Equipment	(4,476,245)	-
Building	(200,000)	-

Inventory acquired	(4,598,540)	-
Accounts receivale acquired	(281,003)	-
Patent acquiredb	(650,000)	-
Goodwill acquired	(6,264,212)	-
Accounts payable assumed	120,000	-
Related party notes assumed	350,000	-

	$ -	$ -
	==============	==============

Sale of building to related party in lieu of payment of note payable	$ 645,000	$ -
	==============	==============

Common stock issued for payment of vendor payables	$ -	$ 310,800
	==============	==============

Interim audited Balance Sheets

Balance Sheet:
ASSETS
		Restated
	2005	2004

Current Assets:
Cash and cash equivalents	$ 45,008	$ -
Inventory	4,598,540	-

Total Current Assets	4,643,548	-

Fixed assets, net of depreciation	5,172,955	20,502

Other Assets:
Patents, net of amortization	644,583	-
Trademarks, net of amortization	786	370
Goodwill	6,264,212	-

Total Other Assets	6,909,581	370

TOTAL ASSETS	$16,726,084	$ 20,872
	============	============

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

LIABILITIES
Current Liabilities:
Note payable - acquisition	$ 3,500,000	$ -
Note payable - bank	250	50,000
Notes payable - related parties	1,083,059	956,745
Current portion of obligations under capital lease	89,471	-
Bank overdraft	-	239
Accounts payable and accrued expenses	379,689	578,835

Total Current Liabilities	5,052,469	1,585,819

Long-term Liabilities:
Obligations under capital lease, net of current portion	432,444	-

Total Long-term Liabilities	432,444	-

Total Liabilities	5,484,913	1,585,819

STOCKHOLDERS' EQUITY (DEFICIT)
Common stock, $.001 par value; xxx,000,000
shares authorized and 14,697,131 and 11,027,252 shares
issued and outstanding	14,697	11,027
Additional paid-in capital	44,262,048	26,046,937
Accumulated deficit	(33,035,574)	(27,622,911)

Total Stockholders' Equity (Deficit)	11,241,171	(1,564,947)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$16,726,084	$ 20,872
	============	============

Risk Factors

          The securities offered hereby are highly speculative in nature and involve a high degree of risk. They should be purchased only by persons who can afford to lose their entire investment. Therefore, each prospective investor should, prior to purchase, consider very carefully the following risk factors among other things, as well as all other information set forth in this prospectus.

Significant Working Capital Requirements.

          The working capital requirements associated with the plan of business will continue to be significant. The primary requirements are for marketing and advertisement.  EDI plans on spending approximately $8,000,000 per year for the first two years, for EDI to become the leader in the diagnostic industry. We anticipate, based on currently proposed assumptions relating to operations, that we can generate sufficient cash flow to continue operations for an indefinite period at the current level without requiring additional financing. We will need to raise additional capital in the next twelve months, through debt or equity, to fully implement our sales, marketing, and advertising strategy and grow. In the event that EDI's plans change or its assumptions change or prove to be inaccurate or if cash flow from operations proves to be insufficient to fund operations for the reasons discussed, we would be required to seek additional financing sooner than currently anticipated or may be required to significantly curtail its operations.

Success of the Company Dependent on Management.

          EDI's success is dependent upon the hiring of key personnel. All decisions with respect to our management will be made exclusively by the officers and directors of EDI. Investors, as such, will only have rights associated with minority ownership interest rights to make decisions which effect EDI. The success of the Company, to a large extent, will depend on the quality of the directors and officers of EDI. Accordingly, no person should invest in the Shares unless he is willing to entrust all aspects of our management to our officers and directors, as they are configured herein and as may be altered in the future.

Control of EDI by Officers and Directors.

          EDI's officers and directors beneficially own approximately 80% of the outstanding Shares of EDI's common stock. As a result, such persons, acting together, have the ability to exercise significant influence over all matters requiring stockholder approval. Accordingly, it could be difficult if not impossible for investors to exercise control over the affairs of EDI. Directors and principal common shareholders who control the majority of the voting rights will be able, by virtue of their stock holdings, to control the affairs and policies of EDI without the effective voice of investors.

Limitations on Liability and Indemnification of Directors and Officers.

          Although the articles of incorporation and the bylaws of EDI provide for indemnification of officers or directors of EDI, the Nevada General Corporation Law also provides for permissive indemnification of officers and directors and EDI may provide indemnification under such provisions. Because of any limitation on their liability, EDI may be required to defend its officers and directors and expend EDI funds in that regard.

Potential Conflicts of Interest Involving Management.

          Currently, not all of the officers and directors of EDI will devote 100% of their time to the business of EDI. Therefore, conflicts of interest may arise in the area of corporate opportunities which cannot be resolved through arm's length negotiations. All of the potential conflicts of interest will be resolved only through exercise by the directors of such judgment as is consistent with their fiduciary duties to EDI. It is the intention of management, so as to minimize any potential conflicts of interest, to present first to the board of directors of EDI any proposed investments for its evaluation.

Government Regulation of our Products.

          Our products are subject to, presently, both U.S. and Canadian governmental regulation. Please refer to "Description of Business" below,

Influence of Other External Factors on Prospects for EDI.

          The industry of EDI in general is a speculative venture necessarily involving some substantial risk. There is no certainty that the expenditures or acquisitions to be made by EDI will result in a commercially profitable business. The marketability of its products will be affected by numerous factors beyond the control of EDI. These factors include market fluctuations and the general state of the economy (including the rate of inflation, and local economic conditions), which can affect EDIs spending. Factors which leave less money in the hands of potential customers of EDI will likely have an adverse affect on EDI. The exact affect of these factors cannot be accurately predicted, but the combination of these factors may result in EDI not receiving an adequate return on invested capital.

Risks Related to Our Business.

          If the markets for our products do not develop and expand as we anticipate, demand for our products may decline, which would negatively impact our results of operations and financial performance. The markets for our products are characterized by rapidly changing technologies, evolving industry standards and frequent new product introductions. Our success is expected to depend, in substantial part, on the timely and successful introduction of new products, upgrades of current products to comply with emerging industry standards, our ability to acquire technologies needed to remain competitive and our ability to address competing technologies and products. In addition, the following factors related to our products and the markets for them could have an adverse impact on our results of operations and financial performance:

  The inability to maintain a favorable mix of products;

  The anticipated level of demand for our products by our customers does not continue.  While this demand has been increasing in recent quarters, there is no assurance that this upward trend can be sustained.  A leveling or declining demand or an unanticipated change in market demand for products based on a specific technology would adversely affect our ability to sustain recent operating and financial performance;

  The inability to continue to develop new product lines to address our customers’ diverse needs and the several market segments in which we participate.  This requires a high level of innovation, as well as the accurate anticipation of technological and market trends; or

          As our customers' needs for our products increase, we must increase our manufacturing volumes to meet these needs and satisfy customer demand. Failure to do so may materially harm our operating results and financial performance.

          The manufacture of our products involves highly complex and precise processes, requiring production in highly controlled arid clean environments. Changes in our manufacturing processes or those of our contractors and suppliers could significantly reduce our manufacturing yields and product reliability. In some cases, existing manufacturing techniques, which involve substantial manual labor, may be insufficient to achieve the volume or cost targets of our customers. We will need to develop new manufacturing processes and techniques to achieve targeted volume and cost levels. While we continue to devote substantial efforts to the improvement of our manufacturing techniques and processes, we may not achieve manufacturing volumes and cost levels in our manufacturing activities that will fully satisfy customer demands.

          Interruptions of supplies from our key suppliers could disrupt production or impact our ability to increase production and sales. We obtain several critical components from a limited number of suppliers, some of which are also are competitors. We do not have long-term or volume purchase agreements with these suppliers, and may have limited options for alternative supply if these suppliers fail to continue the supply of components.

          We face intense competition in our business. We expect that we will face additional competition from existing competitors and from a number of companies that may enter our markets. Since some of the markets in which we compete are characterized by rapid growth and rapid technology changes, smaller niche and start-up companies may become our principal competitors in the future. We must invest in research and development, expand our engineering, manufacturing and marketing capabilities, and continue to improve customer service and support in order to remain competitive. While we expect to undertake the investment and effort in each of these areas, we cannot assure that we will be able to maintain or improve our competitive position.

          Our competitors may have greater financial, engineering, manufacturing, marketing or other support resources. Market consolidation may create additional or stronger competitors and may intensify competition.

          We face pricing pressures in our business as a result of intense competition, emerging new technologies, and manufacturing efficiencies in both the domestic and the international marketplaces. While we will work toward reducing our costs to respond to pricing pressures, we may not be able to achieve proportionate reductions in costs.

          We may encounter difficulties, costs or risks in protecting our intellectual property rights or obtaining rights to additional intellectual property to permit us to continue or expand our businesses. Other companies, including some of our large competitors, hold patents in our industries and the intellectual property rights of others could inhibit our ability to introduce new products in our field of operations unless we secure licenses on commercially reasonable terms.

          Our future success will be determined in part by our ability to attract and retain, in a highly competitive marketplace, key scientific and technical personnel for our research, development and engineering efforts. Our business also depends on the continued contributions of our executive officers and other key management and technical personnel, while we believe that we have been successful in attracting and retaining key personnel, we cannot assure you that we will continue to be successful in the future.

No Cumulative Voting.

          Holders of the Shares are not entitled to accumulate their votes for the election of directors or otherwise. Accordingly, the holders of a majority of the Shares present at a meeting of shareholders will be able to elect all of the directors of EDI, and the minority shareholders will not be able to elect a representative to EDI’s board of directors.

Absence of Cash Dividends.

          EDI has not paid, and the board of directors does not anticipate paying, cash dividends on EDI Shares for the foreseeable future and intends to retain any future earnings to finance the growth of EDI's business. Payment of dividends, if any, will depend, among other factors, on earnings, capital requirements, and the general operating and financial condition of EDI, and will be subject to legal limitations on the payment of dividends out of paid-in capital.

Limited Public Market for EDI's Securities.

          Prior to the Offering, there has been no public market for the Shares of common stock being offered. There can be no assurance that an active trading market will develop or that purchasers of the Shares will be able to resell their securities at prices equal to or greater than the respective initial public offering prices. The market price of the Shares may be affected significantly by factors such as announcements by EDI or its competitors, variations in EDI's results of operations, and market conditions in the retail, electronic commerce, and internet industries in general. The market price may also be affected by movements in prices of stock in general. As a result of these factors, purchasers of the Shares offered hereby may not be able to liquidate an investment in the Shares readily or at all.

No Assurance of Continued Public Trading Market; Risk of Low Priced Securities.

          There has been no public market for the common stock of EDI, It is intended that the common stock of EDI will initially be quoted on the NASDAQ. In addition, though not anticipated, the Shares may be subject to the low-priced security or so called "penny stock" rules that impose additional sales practice requirements on broker-dealers who sell such securities. The Securities Enforcement and Penny Stock Reform Act of 1999 requires additional disclosure in connection with any trades involving a stock defined as a penny stock (generally, according to recent regulations adopted by the U.S, Securities and Exchange Commission, any equity security that has a market price of less than $5.00 per share, subject to certain exceptions), including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith. The regulations governing low-priced or penny stocks sometimes limit the ability of broker-dealers to sell EDI's common stock and thus, ultimately, the ability of the investors to sell their securities in the secondary market.

Effects of Failure to Maintain Market Makers,

          If EDI is unable to maintain a National Association of Securities Dealers, Inc. member broker/dealer as market makers, the liquidity of the common stock could be impaired, not only in the number of Shares of common stock which could be bought and sold, but also through possible delays in the timing of transactions, and lower prices for the common stock than might otherwise prevail. Furthermore, the lack of market makers could result in persons being unable to buy or sell Shares of the common stock on any secondary market. There can be no assurances EDI will be able to maintain such market makers.

Offering Price.

          The offering price of the common Shares has been determined by the directors of the Company arbitrarily, but with regard to market considerations.

Forward-Looking Statements.

          This prospectus contains "forward looking statements" within the meaning of Rule 175 of the Act, as amended, and Rule 3b-6 of the Securities Act of 1933, as amended, including statements regarding, among other items, EDI's business strategies, continued growth in EDI's markets, projections, and anticipated trends in EDI's business and the industry in which it operates. The works "believe," "expect," "anticipate," "intends," "forecast," "project," and similar expressions identify forward-looking statements. These forward-looking statements are based largely on EDI’s expectations and are subject to a number of risks and uncertainties, certain of which are beyond EDI'S control. EDI cautions that these statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements, including, among others, the following: reduced or lack of increase in demand for EDI's products, competitive pricing pressures, changes in the market price of ingredients used in EDI's products and the level of expenses incurred in EDI's operations. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained herein will in fact transpire or prove to be accurate. EDI disclaims any intent or obligation to update "forward-looking statements."

Use of Proceeds

          The amount of proceeds from this offering will depend on the ultimate amount of Shares sold. The proceeds of the offering, less the expenses of the offering, will be used to provide working capital for EDI.

          The following table sets forth the estimated use of proceeds from this offering for the ensuing two years;

Product Inventory                                             $2,000,000

Physical Plant                                                   $1,300,000

R&D/FDA Approval                                        $1,300,000

Marketing/USA                                                $11,000,000

General & Administrative                                  $1,000,000

Underwriter discounts &Commissions               $1,400,000

                                Total                                $18,000,000

          Management will notify shareholders of any significant changes in these uses of proceeds within a quarterly newsletter as well as in quarterly and annual reports. Management anticipates expending these funds for the purposes indicated above. If expenditures are less than projected, the resulting balances will be retained and used for general working capital purposes, or allocated according to the discretion of the board of directors. If less than the maximum offering is raised, the priority will be placed on Marketing and Inventory. To the extent that expenditures require the utilization of funds in excess of the amounts anticipated, supplemental amounts may be drawn from other sources, including general working capital and/or external financing, The net proceeds of this offering that are not expended immediately may be deposited in interest or non-interest bearing accounts, or invested in government obligations, certificates of deposit, commercial paper, money market mutual funds or similar investments.

Determination of Offering Price

          The cash offering price of the Shares has been determined arbitrarily at the discretion of the Board and bears no necessary relation to the fair market value or other objective indicia of the value of the Shares.

Dilution

          The difference between the $10.00 price per Share of the Shares and the pro forma net tangible book value per Share of EDI after this Offering constitutes the dilution to investors in this Offering. Net tangible book value per share is determined by dividing the net tangible book value of EDI (total tangible assets less total liabilities) by the number of outstanding shares of Common Stock.

          At February 28, 2006, the net tangible book value of EDI was approximately $11,240,000.00 or $0.765 per share of Common Stock. After giving effect to the sale of Shares (less commissions and estimated expenses of this Offering), the pro forma net tangible book value of EDI at February 28, 2006, would be $27,841,171.00, or $1.695 per Share, representing an immediate increase in net tangible book value of $1.960 per Share to existing stockholders and an immediate dilution of $9.20 to new investors.

          The following table illustrates the foregoing information with respect to dilution to new investors on a per Share basis:

                                                                                   February 28, 2006
Value per share of Common Stock
          in Offering                                                                    $10.00
Net tangible book value before
          Offering                                                                          .765
Increase attributable to new
          investors                                                                       $0.93
Pro forma net tangible book
          value after Offering                                                       $1.695

Dilution to new investors (per share)                                         $0.21

          The following table sets forth at February 28, 2006, with respect to existing stockholders and new investors, a comparison of the number of shares of Common Stock acquired from EDI, the percentage of ownership of such shares, the total consideration paid, the percentage of total consideration paid and the average price per share:

	Shares Purchased	Percent	Total Consideration	Average Price Per Share
Existing Shareholders	16,623,991	90.2%	$ 44,262,048	$ 2.66
New Investors	1,800,000	9.8%	$ 18,800,000	$10.00
Total	18,423,991	100.0%	$ 62,262,048	$ 3.39

Plan of Distribution

          We are presently in negotiations with three registered broker/dealers to serve as market makers, not as underwriters, for EDI is self underwriting.

Opportunity to Make Inquiries.

          We will make available to each offeree, prior to any sale of the Shares, the opportunity to ask questions and receive answers from EDI concerning any aspect of the investment and to obtain any additional information contained in this prospectus, to the extent that EDI possesses such information or can acquire it without unreasonable effort or expense.

Execution of Documents.

          Each person desiring to be issued Shares must complete, execute, acknowledge, and deliver to EDI certain documents. By executing these documents, the subscriber is agreeing that such subscriber will be a shareholder in EDI and will be otherwise bound by the Articles of Incorporation and the Bylaws of EDI in the form as may be attached to this Registration Statement,

Legal Proceedings

          Except as noted herein, and in the financial statements attached hereto, EDI is not a party to any material pending legal proceedings and, to the best of its knowledge, no such action by or against EDI has been threatened.

Directors, Executive Officers, Promoters and Control Persons

          The names, ages and respective positions of the directors and officers of EDI are set forth below. All directors serve for a period of one year or until their successors are elected and qualified. There are no other persons which can be classified as a promoter, controlling person, or significant employee of EDI.

          Mr. Charles A. Strongo, age 42, BA, MBA Program, from National University in 1999. Mr. Strongo has over ten years of business experience in the plastic and IVD industry and an additional ten years in corporate management. He has sales and marketing abilities as well as an accounting background, and we feel that his contribution will be invaluable. He was the President of Medical Clinical Consortium an IVD manufacturer. He has several years of experience in financial and management positions.

          Richard Johnson, CFO, age 74, has been a Senior Management Consultant, Business Consultant, Financial Consultant/Analyst and Chief Financial Officer for the manufacturing, retail, agriculture and service industries.  He has strengths in financial controls, pricing structures, joint venture arrangements, product expansion methodologies, operational efficiency procedures and in establishing missions and goals for improved profitability.  Johnson has overseen organizations responsible for financial and other controls for projects as great as $3 billion.  He has experience in presenting seminars on budgeting, scheduling, quality control, and cost control both nationally and internationally.  He is a graduate of the University of Illinois.

          Tasneem A. Khwaja, Ph.D., age 66, Director, founder of PharmaPrint Pharmaceuticals and has served as Secretary of PharmaPrint from 1994 to 2000 and Chief Scientific Officer since October 1995. From September 1994 to April 1997, Dr. Khwaja served as Chairman of the Board of Directors of PharmaPrint and from November 1994 to October 1995 served as President and Chief Executive Officer of PharmaPrint, a publicly traded NASDAQ company. Dr. Khwaja has been as Associate Professor to Pathology at the University of Southern California School of Medicine since 1973. Dr. Khwaja received a Ph.D, in Organic Chemistry and Chemistry of Nucleic Acids from Cambridge University.

          Dr. Philip Dave Thomas, age 70, Director, has over 30 years combined experience in executive management, national and international securities, finance, real estate, investment banking and project development domestically and internationally. In the last 20 years, he has been on the Board of Directors for such companies as: the Marshall Islands Development Bank, the Century National Bank of Texas, Banico Bank of Panama, Casa de Seguridad Safe Deposit Company, Panama, Sole Bottled Water, Spaulding Sports Refresher, PediaPharm Corporation, PharmaPrint Pharmaceutical, Newport Film Producers, Cteelle Pharmaceuticals, and many other successful companies. During recent years, as President of leading investment banking firms he successfully assisted in over two dozen Private Placement and IPOs. For five years he was the President of the American Central Stock Exchange, a highly successful $50 million company.

          Clive R. Taylor, M.D., Ph.D., age 60, is the chairman of the department of pathology and laboratory medicine at the USC School of Medicine.  Dr. Taylor is also the director of laboratories and pathological services at the Los Angeles County – USC Medical Center.  Moreover, he is the president of the American Association of Pathologists (AAP); the AAP is comprised of the Biological Stain Commission, which is responsible for advising the FDA on guidelines for reagents used in diagnosing biopsies.  Dr. Taylor has written over 270 articles and a dozen books.  Prior to joining USC in 1976, he was a lecturer in the department of pathology at Oxford University in the United Kingdom.  He holds a Ph.D. in immunopathology from Oxford University in the United Kingdom.

          Baron E. Bernard, Sr., Director, age 70, brings over three decades of experience from small and large companies as an executive, financial analyst, and turnaround specialist.  He founded Bernard Associates Financial Consultants, B&J Hotels, Titian Industries and Incomtel, Inc.  He once operated the largest hotel west of the Mississippi.  He served as a consultant to Newport Realty Investors and several other major real estate investment trusts.  Bernard is a graduate of Cornell University.

          Mario Adame, Vice President, OTC Sales and Marketing, age 40, brings extensive experience from over 10 years in the industry and sold to all the major chain stores and several top clinics.

Security Ownership of Certain Beneficial Owners and Management

          The following table sets forth information regarding the beneficial ownership of Shares of common stock as of February 28, 2006 (16,623,991 issued and outstanding) by (i) all stockholders know to EDI to be beneficial owners of more than 5% of the outstanding common stock; and (ii) all officers and directors of EDI (each person has sole voting power and sole disparities power as to all of the Shares shown as beneficially owned by them):

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class
Common Stock	Charles Strongo 2082 Michelson Dr. Irvine, CA 92612	4,513,156	28.0%
Common Stock	David Thomas 2082 Michelson Dr. Irvine, CA 92612	3,361,806	21.0%
Common Stock,	Alice Yu & Dr. Shuije Cui 7936 Trade St. San Diego, CA	2,500,000	17.0%

Description of Securities

General Description.

          The securities being offered are Shares of common stock. EDI's Articles of Incorporation, as amended, authorize the issuance of 50,000,000 Shares of common stock, with a $.001 par value. The holders of the Shares: (a) have equal ratable rights to dividends from funds legally available therefore, when, as, and if declared by the board of directors of EDI; (b) are entitled to share ratably in all of the assets of EDI available for distribution upon winding up of the affairs of EDI; and (c) are entitled to one non-cumulative vote per share on all matters on which shareholders may vote at all meetings of shareholders. These securities do not have any of the following rights: (a) special voting rights; (b) preference as to dividends or interest; (c) preemptive rights to purchase in new issues of Shares; (d) preference upon liquidation; or (e) any other special rights or preferences. In addition, the Shares are not convertible into any other security. There are no restrictions on dividends under any loan, other financing arrangements or otherwise. As of February 28, 2006, EDI had 16,623,991 Shares of common stock issued and outstanding.

          The articles of incorporation, as amended, also provide for the issuance of up to 5,000,000 shares of its non-voting preferred stock, without nominal or par value.  To date, no such shares have been issued or are outstanding.

Non-Cumulative Voting.

          The holders of Shares of common stock of EDI do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding Shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose. In such event, the holders of the remaining Shares will not be able to elect any of EDI's directors.

Dividends.

          EDI does not currently intend to pay cash dividends. EDI's proposed dividend policy is to make distributions of its revenues to its stockholders when EDI's board of directors deems such distributions appropriate. Because EDI does not intend to make cash distributions, potential shareholders would need to sell their Shares to realize a return on their investment. There can be no assurances of the projected values of the Shares, nor can there by any guarantees of the success of EDI.

          Distributions will be made only when, in the judgment of EDI's board of directors, it is in the best interest of EDI's stockholders to do so. The board of directors will review, among other things, the need for capital to expand manufacturing or distribution of its products, product development and projected sales.

Possible Anti-Takeover Effects of Authorized but Unissued Stock.

          Upon the completion of this offering, assuming the maximum offering of 1,800,000 Shares are sold, EDI's authorized but unissued capital stock will consist of 16,497,131 Shares of common stock. One effect of the existence of authorized but unissued capital stock may be to enable the board of directors to render more difficult or to discourage an attempt to obtain control of EDI by means of a merger, tender offer, proxy contest, or otherwise, and thereby to protect the continuity of EDI's management. If, in the due exercise of its fiduciary obligations, for example, the board of directors were to determine that a takeover proposal was not in EDI's best interests, such Shares could be issued by the board of directors without stockholder approval in one or more private placements or other transactions that might prevent, or render more difficult or costly, completion of the takeover transaction by diluting the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group, by creating a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

Transfer Agent.

          At present, we have not engaged a stock transfer agent regarding EDI Shares and the Secretary of EDI currently serves in that role. Upon closing of this offering, or before, EDI will engage the services of a public stock transfer agent company.

Interest of Named Experts and Counsel

          Except with respect to Mr. Glenn Hannemann, who serves as counsel to and Secretary of the Company and holds Shares, no named expert or counsel was hired on a contingent basis, will receive a direct or indirect interest in the small business issuer, or was a promoter, underwriter, voting trustee, director, officer, or employee of EDI.

Disclosure of Commission Position on
Indemnification for Securities Act Liabilities

Limitation of Liability.

          Directors of EDI are not liable to EDI corporation or its stockholders for monetary damages for a breach of fiduciary duties unless the breach involves: (1) a director's duty of loyalty to the corporation or its stockholders; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (3) liability for unlawful payments of dividends or unlawful stock purchases or redemption by the corporation; or (4) a transaction from which the director derived an improper personal benefit.

Indemnification.

          Although the articles of incorporation and the bylaws of EDI may provide for indemnification of officer or directors of EDI, the Nevada General Corporation Law provides for permissive indemnification of officers and directors and EDI may provide indemnification under such provisions:

Statutory Indemnification of Officers, Directors, Employees and Agents; Insurance.

(a)       A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suite or proceeding if the person acted in good faith and in a .manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith or in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

(b)       A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

(c)       To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

Undertaking

          EDI undertakes the following:

          Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Organization Within the Last Five Years

          The names of our officers and directors are disclosed elsewhere in this Form SB-2.  None of these individuals, as promoters, have received anything of value from EDI.

Description of Business Overview.

          EDI was founded and incorporated on September 19, 1996 to develop, manufacture and market at-home, in vitro diagnostic tests for both over the counter and professional use in world wide consumption. We are an FDA licensed facility and licensed and registered with the California Department of Health and the Canada Health Protection Branch.  All of our licensed products (discussed below) are now branded "EarlyDetect." However, because these products are licensed does not mean that they have received any regulatory approval. (Please see "Governmental Approvals" below)

The Products.

          Recent advances in IVD technology have allowed a large variety of test kits to be developed. As a result of their ease-of-use and their high degree of accuracy, IVD kits have taken a major position in clinical diagnostic settings and are being used for detecting a wide variety of diseases and physiological conditions.

          Products developed by us to date include:

  EarlyDetect - Pregnancy Wand Test:   A convenient test utilizing new and simplified technology.   Used by consumers in their homes, and by hospitals to determine pregnancy in women,

  EarlyDetect - Ovulation Wand Test:     An extremely useful  test for those experiencing difficulty in conceiving.    This test series accurately predicts the onset of ovulation.   Widely used by women trying to conceive, giving them the necessary information for family planning.

  EarlyDetect • Prostate Health Screening Test: (PSA) A ten minute test for the presence of elevated prostate specific antigen levels in males, which is an indicator of prostate cancer or prostate enlargement. Very important screening device for one of the leading causes of death, in males over the age of 50 years,

  EarlyDetect - Ulcer Bacteria Test;   This ten-minute test is an invaluable tool used to determine the presence of the Helicobactor-Pylori bacteria in the digestive system,  The presence of H-Pylori bacteria is now known to be the root cause of ulcers and gastric disorders, affecting over four million people annually.

  EarlyDetect - Drug Detection Tests:   A five-minute test.   This test kit detects the   presence   of   metabolites   of  Cocaine,   Marijuana,   Methamphetamine,Amphetamine, Benzodiazapans, PCP, and Opiates in the urine.   Drag abuse is estimated to cost employers over $500 million in lost productivity annually. This test is suitable for use by parents, governmental agencies, schools and employers.

  EarlyDetect - Cholesterol Test:   A simple three-minute test to determine levels of cholesterol in whole blood. Individuals can administer this test to monitor their cholesterol levels to aid in combating heart disease. Heart disease is the leading cause of death in the United States and Canada as reported by the Heart Association of America.

  EarlyDetect - Glucose Test: (Diabetes) A three-minute test designed to determine levels of Glucose in whole blood. This test, in conjunction with our Cholesterol test, has been found to be invaluable in combating heart disease: as well as diabetes. Six million people are affected with non-insulin dependent diabetes (Type II) arid are not aware of their condition,

  EarlyDetect - ColQrectal Test; (Colon Disorders) Designed to detect blood in the stool. In their early stages, colorectal diseases such as cancer, ulcers, hemorrhoids, polyps, colitis, diverticulitis and fissures may not show visible symptoms, even though they may be producing blood which is hidden in the stool. This test will detect unseen blood and thereby serve as an early warning signal of the need for medical attention.

  EarlyDetect - Urinary Tract Infection: (UTI) This test is designed to determine nitrates in urine, a symptom of urinary tract infection in both men and women. This painful infection, if left untreated, can cause damage to the kidney, bladder and reproductive organs.

  EarlyDetect - Blood Pressure Meter: This is a wrist cuff digital display type device using the auto logic technology, providing optimum accuracy in reading your blood pressure. It also provides pulse readings and has a 14 day memory, with date and time.

  EarlyDetect - Alco Screen: This is a simple 2-minute saliva test for the estimation of blood alcohol levels. It will be an aid in preventing the excess use of alcohol and helps in alerting the public to their true level of intoxication when using alcohol.

  EarlyDetect - Menopause: This test is a simple urine base test to determine if menopause has occurred. This test can show a "high constant" level of follicle-stimulating hormone which indicates whether menopause has taken place.

  EarlyDetect - Breast Self-Examination Pad: This is a highly sensitive pad to be used by women to self-examine their breasts on a routine basis, for the early detection of" breast lumps. The test includes a six minute video demonstrating the correct method of breast self examination and stresses the need for early detection and treatment of breast cancer.

  EarlyDetect - HIV & Hepatitis B Whole Blood Tests: These two tests have been undergoing clinical review in the United States and clinical trials in Canada, We have been encouraged to discontinue our efforts as these tests appear to be political in nature and have consumed a great deal of money to no avail. However, we intend to continue exploring the European and African markets at a later date.

  EarlyDetect - Sexually Transmitted Uisease (STD's):  A test for both men and women to detect the presence of Chlamydia infection. This is the most common sexually transmitted disease in the United States and Canada. In the United States, an estimated five to thirteen percent of all women have a chlamydial infection of the cervix, (which is often symptomless) as reported by the American Medical Association Encyclopedia of Medicine.

          Other home tests kits for Arthritis, Tuberculosis, Streptococcus (bacteria infections), Influenza, and Cancer screening are just some of the many products being considered at this time for future introduction into our line. We intend to market similar products well into the next 10 years, bringing them on after they have been developed and tested.

          The above-mentioned tests are presently manufactured at some of the leading pharmaceutical and biotech facilities here in the United States, under contract to EDI, all having both FDA and ISO 9001 installations. A series of quality control and quality assurance measures are in place as required by the FDA and the State of California Health Department, and are closely supervised by our in-house staff.

The Market.

Market Analysis and Competition (United States):

          The pregnancy test is one of the major home tests used in the world. Approximately 30,000 retail drug stores in the U.S. are selling over $220 million of pregnancy tests alone. This rate has been growing at a rate of over 12% per annum. (Please refer to "Prospectus Summary" above). The market for this product is continuing to grow, as many young people are engaging in sex at a younger age. Presently there are five major manufacturers of this product, with most having just two products in their product line. We anticipate at least a five percent market share in the United States.

          The ovulation test market is estimated at $31 million annually and growing at nearly 9% per annum. More and more women are waiting to have children at a later age, making it harder for many to conceive. Presently, four major brand companies offer this test without any additional tests in their product line, save pregnancy tests. With our extensive line of products, we expect to capture a significant share of this market.

          The Glucose (Diabetes) whole blood test is used to test for abnormal glucose blood levels. Approximately 20,000 persons per 100,000 people are affected in the United States with non-insulin dependent diabetes (Type II), most without knowledge of the disease. This disease, if left untreated, can cause cardiovascular disorders and cataracts. This product is expected to produce an estimated $2 million is sales annually upon introduction and advertising. Presently in Albertson.

          The Colorectal test (Colon Disorders) is now available for marketing. It is estimated to grow as awareness of the availability is made with estimates ranging from $2 million to $3 million in sales annually. Only one other company is offering this product but has no other supporting products in its line. Sales by our only competitor are slow, as little or no marketing and advertising has been given to their product. We intend to dramatically advertise this very important test because we feel it will help save countless lives throughout the world.

          The Drug Detection test over-the-counter ("OTC") market is estimated to have been $6 million for year 2001 and will increase to over $50 million by year 2008, according to corporate executives of Pharmatech, Inc. presently the only OTC Drug Detection product FDA approved at this time. At present, all law enforcement and governmental agencies are still using outdated laboratory testing facilities and must wait for results, often taking one week to ten days. Our tests are completed onsite within ten minutes. The economical benefits, plus the savings in time makes our method for testing desirable to law enforcement and governmental agencies as well as employers waiting to hire employees. Our market share is estimated to be $3 million annually, commencing in the calendar year, 2007.

          The Cholesterol OTC test is available to test for abnormal levels of cholesterol in whole blood. There is overwhelming evidence that a high blood cholesterol level increases the risk of developing arteriosclerosis, and with it the risk of coronary heart disease or stroke. This heart disease is the leading cause of death in the United States, as reported by the American Heart Association, Estimated sales for this test are between $2 million to $4 million annually,

          H-Pylori (Ulcer) whole blood tests are not yet available in the OTC market place in the United States. Clinical trials are being conducted at this time and we expect approvals within one year. Nearly four million people are affected by the H-Pylori bacteria, as reported by the U.S. Department of Health and Human Services. We anticipate that sales will exceed $5 million annually from this test in the consumer market place.

          Prostate Specific Antigen (PSA) whole blood tests are being made ready for clinical trials in the United States and will be available within one year. As reported by the American Cancer Society, over 300,000 men are being diagnosed each year with prostate cancer and over 40,000 are dying each year from the disease in the United States. By this information we know that the market size is staggering. A conservative estimate of sales is between $4 million to $6 million annually.

Market Analysis and Competition (Canada)

          Using information collected for the Unites States market and applying it to a Canadian market base, which is estimated to be 10% of that of the United States, we arrive at exciting conclusions. The Canadian market potential for our current line of products is estimated to be well in excess of $20 million annually. Verification of this claim is substantiated in large part by assembling information from a variety of sources. For example, approximately 6,700 retail drug stores in Canada sell some $22 million worth of pregnancy tests alone (1997 retail market data).

          The Pregnancy test is marketed by between four and six other pregnancy companies. Their tests are priced between $8.99 (on sale) and as high as $17.99. Our pregnancy product is very competitively priced at between $6.50 and $10.99 depending upon store location and local competition.

          The Ovulation tests are used widely by women wishing to conceive. With women waiting longer to have children, it has become harder for some women to become pregnant without knowing when they are ovulating. This type of test is an aid in determining their ovulation surge, thus giving them the necessary information for family planning.

          A Menopause test has been introduced into the Canadian market place, which assists in determining if menopause has occurred. This is an aid to females concerned about the hazards of osteoporosis and other similar ailments. Estimated annual sales are projected at about $500,000 in Canada.

          The Drug Detection test market is estimated to produce over $20 million is sales from the professional market and $1,2 million in sales from the retail consumer market by 2007. Canada has a large drug problem in some of its major cities.

          The Colorectal retail market sales figures have not been estimated due to the fact that this test is not available until now in Canada. EDI is the first company to bring this product to the consumer market in Canada. Conservative estimates are at least $1 million in sales annually.

          The Prostate Specific Antigen test market ranges from $3 million to $5 million annually. A Canadian Medical Journal states, ",. .that if every man over the age of 50 were to be tested for increased levels of prostate specific antigen it would bankrupt the Canadian Health Plan,"

          The H-Pylori (Ulcers) whole blood test expected sales are in the $1 million to $1.5 million range. Nearly four million people are affected by the H-Pylori bacteria. We view that this will become a very rapidly selling product for the retail consumer drug market. Clinical and professional sales are not included in this projection due to a lack of confirming data.

          The Cholesterol whole blood consumer test estimated sales revenue from this test in Canada is $1 million to $2 million annually.

          The Glucose (Diabetes) whole blood test is now being introduced in Canada. In conjunction with our Cholesterol test, it will be a major sales item. As yet no sales figures are available, but are expected by the end of year 2007 Our distributor has estimated sales in the area of $1 million to $2 million annually.

          All of our other miscellaneous tests collectively should generate at least $500,000 to $1 million in sales in the Canadian market place starting in year 2007,

          Suffice it to say that all published articles obtained on the subject of home testing are unanimous in their view that this will be a very rapidly growing segment of the retail drug market for many years to come.

Market Strategy

          With the assistance of numerous associates having particular expertise in the field of over-the-counter drug store retailing and professional representation, we have put together a very detailed marketing strategy. The key areas we have addressed are:

a)       The setting up of "Home Health Test Centers" which, for the first time in Canada and the United States, will put all of our various test kits in one easily located areas of the store.   This arrangement will facilitate consumers in locating and purchasing several of our products at one time. It will also bring greater attention to the many products available. Displays will offer brochures covering all of the products for consumer education.   Web site information is provided as well as consumer assistance toll free telephone lines.

b)       Establishing a thorough marketing and advertising campaign with our complete brand name of "EarlyDetect" products to both interest the retailer in listing our line of products, and to create pull-through of these products to the retail customer.  Brand recognition or brand equity being the value an audience places on a product based on its preference for that product.

c)       Marketing to the professional, clinical and governmental markets is being made by our distributor who by virtue of its respected name in the pharmaceutical industry is able to offer these products to its existing drug customers, thus giving us access to this profitable market.

Risk Assessment (Canada)

          We have taken the necessary steps to minimize the risks inherent with a start-up venture. Our ten products are licensed by Health Protection Branch and Urinary Tract Infection tests are under current review by Health Canada for licensing. Except for those pending, our products are currently available to the general public and are being sold throughout the country in local pharmacies and retail outlets.

          The one remaining area of potential risk centers on product quality. To this end, we have established a very rigorous testing protocol, both at the manufacturing level and separately at an approved Canadian and United States laboratories. The expense of randomly testing each batch of products as it arrives in Canada has already been built into our product cost. In addition, we have established an independent Scientific Advisory Panel to advise us in areas such as Quality Control and Quality Assurance.

Risk Assessment (United States)

          Safeguards are in place for all of our products, as they are produced in FDA approved facilities. Mandatory FDA guidelines for manufacturing, assembly and shipping are adhered to as required by law. Quality assurance (QA) guidelines as well as good manufacturing practices (GMP) are strictly enforced.

          We presently have ten products licensed by the FDA for immediate sales in the United States: Pregnancy, Ovulation, Colorectal Disease, Cholesterol, Glucose (Diabetes), Urinary Tract Infection, Alcohol Screen, Drug Detection, Wrist Cuff Blood Pressure Meter, and our Breast Self-Examination Pad.

          Our H-Pylori whole blood test and our Prostate Specific Antigen Test are being developed for submission to the FDA and we expect that we will have their approval within the next 18 months.

Financial

          Pro forma financial projections are summarized below. Please note that although we already have substantial interest in our products from numerous foreign countries, we have chosen not to include these sales opportunities in our projections,

THE COMPANY

          EDI is a manufacturing and distribution company that plans to market a series of medical diagnostic assays designed for use by hospitals, medical clinics, and several assays for over-the-counter retail sales in the United States and Canada, as well as the entire world. At present, subcontractors and suppliers of the various components perform the manufacturing. These manufacturers are under long term contract to EDI. Upon funding we intend to bring these functions in-house for better controls, which will also increase our profit margins. The Company has recently acquired all of the stock of Pan Probe and thereby possesses a wholly owned subsidiary for a sizable portion of its product supplied.

U.S. Personnel (For further information, please see "Executive Summary")

          Mr. Charles A. Strongo, age 42, BA, MBA Program, from National University in 1999. Mr. Strongo has over ten years of business experience in the plastic and IVD industry and an additional ten years in corporate management. He has sales and marketing abilities as well as an accounting background, and we feel that his contribution will be invaluable. He was the President of Medical Clinical Consortium an IVD manufacturer. He has several years of experience in financial and management positions.

          Richard Johnson, CFO, age 74, has been a Senior Management Consultant, Business Consultant, Financial Consultant/Analyst and Chief Financial Officer for the manufacturing, retail, agriculture and service industries.  He has strengths in financial controls, pricing structures, joint venture arrangements, product expansion methodologies, operational efficiency procedures and in establishing missions and goals for improved profitability.  Johnson has overseen organizations responsible for financial and other controls for projects as great as $3 billion.  He has experience in presenting seminars on budgeting, scheduling, quality control, and cost control both nationally and internationally.  He is a graduate of the University of Illinois.

          Mario Adame, Vice President, OTC Sales and Marketing, age 40, brings extensive experience from over 10 years in the industry and sold to all the major chain stores and several top clinics.

Current Status of Company/Property

          At the present time the company is operating from corporate offices at 2082 Michelson Dr. Second Floor, Irvine CA. Upon funding, we intend to construct a plant in the immediate area, which will allow us the controls necessary to defray cost and expenses and contribute to our profit margin.

          As of February 28, 2006, a total cash outlay of slightly over $2,750,000 has been spent on developing our company. These private funds have been used to pay for the clinical testing and other associated fees, consulting fees, as well as various travel, marketing and other business expenses, both in Canada and the United States,

          Only two officers presently receive partial cash compensation for services rendered to the company with the remainder to be deferred to capitalization hereunder. Salaries will be set and paid at such time as the company's operations warrant such compensation, and they will be reviewed periodically in light of performance as well as profitability. It is estimated that the salary level will be in the range of $150,000-275,000 per officer. Stock options based on performance will also be offered, to be determined at a later date. (Please see "Executive Compensation" below).

The Industry

          The medical home diagnostic assay industry is growing, "Medical advances make it possible to find out more about the human body from ever-smaller amounts of body fluids with easy-to-use devices at the same time that consumers are taking more control over their own health care. What was once the purview of physician and medical technicians, requiring costly equipment, can easily be done in the comfort and anonymity of one's Own home with inexpensive test kits” (quoted from Mr. Chuck Hutchcraft, Tribune Staff Writer, Chicago Tribune, October 7, 1996).

          In the last ten years, home diagnostics has become it's own category in drugstores, so states Gerry Hoeppner, spokesman for Eckerd Corp., a 1,727-store chain based in Clearwater, Florida, which sells home test kits and 100 similar items, ranging from blood-pressure machines to other more sophisticated diagnostics,

          "The clinical diagnostics business in the United States totals about $21 billion, and accounts for about three to five percent of total health-care expenditures. Diagnostics in physicians offices and at home account for another $2 billion," according to Alene Holzman, Vice President of Sunnyvale, California-based ChemTrak, makers of a cholesterol test known as Cholestrak.

          While its share of health-care expenditures is relatively small, the home diagnostic segment is certain to grow if the past is any indicator. Sales of" home pregnancy tests, for instance, soared 459 percent over a 12-year period, reaching $186 million by 1998 from $33 million in 1986. Through July, 1998, consumers spent $191 million on home pregnancy tests." Source: Pharmacy Times, October 1999.

Diagnostics (in vitro)

          The in vitro diagnostic industry is segmented by the underlying technology involved in each test. The largest segments of the market are clinical chemistry and immunodiagnostics, which account for approximately 40% and 25% of the TVD market, respectively. As stated by Boston Biomedical, the total market for the IVD industry was estimated at $18.7 billion in 1997, with the top eight companies representing nearly 60% of the market. Even though growth is predicted to be 4% per annum, consolidations are increasing. The increase in consolidations is shown by the take-overs and mergers of the past: Roche/Boehringer, Beckman/Coulter, and Abbott/Murex. As these large diagnostic companies seek greater market share and increased usage of their instrumentation, the mergers and acquisitions will continue. Additionally, as consumers become more aware of preventative health care and knowledge of the value of diagnostic tests, the industry is driven to provide more types of home tests.

          North America accounts for approximately 40% of the $2 billion home diagnostic industry with Europe accounting for 33%, Japan 13%, and the rest of the world at approximately 14%

Point of Care (POC)

          The two major areas of the POC market are hospitals and small test sites. Hospitals use drug screen and pregnancy tests in their emergency rooms. The U.S. hospital POC market was estimated to be over $400 million in 1996, and has been growing at approximately 15% per annum.

          Small test sites are in doctor's offices, nursing homes, and small office laboratories. The small test site market was estimated at over $550 million in 1996; and has been growing at approximately 6% per annum.

          The POC test market is increasing in popularity due to new technology, which has widened the range of tests and made them easier to use. EDI sees the importance of POC as a primary focal point for improving the quality, patient satisfaction, and cost effectiveness of health care delivery. There are approximately 36,000 laboratories approved to conduct CLIA-waived tests. EDI offers diagnostic tests, targeted at major focal points, easy to use, and accurate, at over 99%

Future Plans

Proprietary Features

          Our company has contracted with each of its major suppliers for exclusive distribution rights in the country of Canada, and for normal business distribution rights in the United States and other countries. These suppliers have in turn, their own existing contracts with the patent holders of many of the various test devices, which will protect our company from any infringement lawsuits. These contracts are generally for distribution and supply rights.

          Some of our suppliers own their respective patented products and we have contracted with them for continued supply. We have taken the precaution to enter into several contracts with similar manufacturers as to not rely on just one source of supply. The company has a long term exclusive contract with three of the leading OEM manufacturers to furnish existing products.  In addition, the Company has recently acquired all of the stock of Pan Probe and thereby possesses a wholly owned subsidiary for a sizable portion of its product supplied (Please see Financial Statements).

Government Approvals

          EDI is a Canadian Health Protection Branch (HPB) and United States (FDA) approved manufacturer, distributor and re-packager of in vitro diagnostic devices, having all the necessary licenses and permits in both countries.

MANUFACTURING TRADEMARK

          The trademark brand name of "EarlyDetect™" has been applied for in the United States under serial number 78/112/080. Our Canadian serial number for Canadian trademark is 1105147. An Internet web site has been secured and is presently under construction, Our web site address is www.earlydetect.com after application for the name of Knownow in the United States. We later found the name was already owned by another company in Ohio, thus a new name was required. We have filed with both the Canadian and United States Trademark authority for the name EarlyDetect. Approval is pending.

          A UPC application in the name of Advanced Medical Systems, Inc. has been filed with the Universal Product Code Council in Dayton, Ohio, Our application has been approved and we have been assigned ID number 6-48224.

Product Liability

          Since these products imply medical diagnostic reliability, there are certain inherent problems facing the company, including lawsuits. We have already made numerous inquiries regarding obtaining Comprehensive General Liability and Product Liability insurance for the company. Policies are awaiting payment to be placed in force. These policies will be written through A+ admitted carriers, and will cover the company's operations in the United States and Canada. A Directors and Officers liability insurance application has been submitted and we are awaiting binding of the policy from the carrier. Our suppliers have been required to and have named our company as additional insurer's on their policies protecting us from any product liability claims.

          We include in all of our product literature, information advising the public of the need for a second medical opinion. A toll-free (877) telephone number will be included in our packaging to direct them to one of the many self-help and support groups in the county, as well as our web site, for help with instructions 10 hours a day. In addition, a 24-hour counseling service is also being incorporated in our plans. We are confident that these precautions will serve to limit any claims on the company.

MARKETING AND SALES MARKET ANALYSIS

          We believe that by establishing our new product of EarlyDetect brand in conjunction with a very competitive pricing strategy, we will gain a major share of the home diagnostic test kit market.

          Our test kits are inexpensive, making them affordable to the world market while still providing an appropriate profit margin for the company. We have a substantial line of products to fill existing needs, and will be adding additional over-the-counter diagnostic products on an ongoing basis. Our over-the-counter diagnostic tests are designed to provide optimum quality, do not require refrigeration, are packed for individual or bulk use, and do not require a trained technician to read the results. The user-friendly tests have established standardized procedures that involve a minimum number of steps with quick and accurate results.

          To successfully market our diverse group of home test kits has required a substantial amount of planning. We have to convince both the drugstore owners and buyers of the need for the EarlyDetect line of home test kits for their stores. We have to ensure that there will be sufficient public awareness of, and a demand for, our family of products to generate the desired sales at the retail level To accomplish this multi-faceted task, we have put together a summary of the marketing tools, materials, staff and services that will be needed, as well as the related costs to obtain them.

          A substantial amount of booked print advertising will be put in place and is essential to convince the retail chain buyer that the products will not sit on the shelves, but be very much in demand at store level. Finally, to maintain our relationships with the major chain personnel, we need to become very involved in the various industry associations, attending trade shows, lunches, dinners and the like. We anticipate that marketing and advertising funds generated from sales will more than offset the ongoing costs of these programs.

Sales & Revenue (Canada)

          The development of an accurate product cost profile relics strongly on the abilities of the writer to determine, based on experience, all the items of cost which form the total direct costs of the product. These include such items as airfreight, local freight, storage and handling, brokerage fees, marketing allowances, etc.

          The Canadian market for home diagnostic testing is reported in a Frost and Sullivan Report 2001 of Chain Drug Review article at $65 million. Of this estimate, pregnancy test kits tire currently estimated at $22 million annually (see "Marketing"). Each of roughly, 6,700 retail drugstores in Canada stocks approximately five brands of home pregnancy test kits. Extrapolating these figures results in an average per store sales figure of some five to six test kits of each brand sold per month. As can be seen in the financial projections below, we are estimating that after one year, we expect to be selling a total of two pregnancy kits, per store, per month. The company will support these products with a substantial marketing and advertising campaign. We are further assisted through our concept of establishing "In Home Self Testing Centers" in a majority of the stores we are listed in, after the first 12 months of sales.

          Sales estimates for the balance of the test kits have been calculated in a similar manner. Although there is little or no competition from which to glean existing sales figures, there are statistics on the prevalence of the various diseases, which our test kits are able to detect. In addition, discussions with various industry experts and professionals in the fields where some of these remaining test kits would be welcomed have given us the basis for our sales figures.

Sales & Revenue (United States)

          EDI is presently in the U.S. market place, However, upon funding, we anticipate that we will be represented in at least 10,000 drug stores in the U.S. We anticipate that we will sign with three of the major drug store chains, and be represented in these stores within the next year. There are approximately 80.000 major chain drug stores as well as merchandise stores such as Sears, Target and similar stores, and an additional 18,000 major food chain stores in the U.S. With the In-Home Self-Testing Center concept, EDI expects to be in over 30,000 stores nationally within five years, based on projections of past representation.

          Independent market surveys show that the average store currently sells eight pregnancy tests per month per brand name. EDI is conservatively estimating only two pregnancy tests per store per month for the first year and increasing one test per month for the next two years, leveling off at years three, four and five.

          The revenues available for this market are shown in our projections. The concept of the In-Home Self-Testing Center in the U.S. market place gives EDI the advantage to be the first company to have an entire line of products for home testing. As mentioned in the product section, the potential sale of these easy-to-use home tests are staggering.

Management Discussion and Analysis of Plan of Operation

          The following discussion should be read in conjunction with the financial statements of EDI and notes thereto contained elsewhere in this registration statement as well as with the discussion of the business activities discussed above.

          This discussion contains “forward-looking statements” within the meaning of the Section 27A of the Securities Act of 1933 (“Securities Act”) and Section 21E of the Securities Exchange Act of 1934, including without limitation statements regarding our expectations, beliefs, intentions or strategies regarding our business.  We may identify these statements by the use of words such as “anticipate”, “believe”, “expect”, “may”, “project”, and other similar expressions.  All forward-looking statements included in this document are based on information available to us on the date hereof, and we assume no obligation to update any such forward-looking statements, except as may otherwise be required by law.  Our results could differ materially from those anticipated in these forward-looking statements.

Overview

          EDI was founded and incorporated on September 19, 1996, to develop, manufacture and market a broad range of in vitro diagnostic (IVD) tests for over the counter (consumer) and professional use markets.  Our initial efforts were to market these products in Canada. Prior to the 2004 operating period, EDI had sales in excess of $750,000, but found that the contracts for those sales were unfavorable to the company.  It became necessary to reorganize the company during the 2004 and 2005 operating periods to provide the ability to sell product profitably.  As part of this reorganization EDI acquired PAN PROBE BIOTECH, INC., as a wholly owned subsidiary, enabling the company to lower its product costs.  Pan Probe is a leading manufacturer and supplier of high quality rapid diagnostic tests.  EDI is now able to compete favorably in the market place with a full line of products that no competitor has available.

          Worldwide sales of at-home diagnostic kits have increased from $2.9 Billion in 1999 to more that $6 Billion in 2005, according to Mark Hughes, a consultant with Enterprise Analysis Corp., a health-care market research company in Stamford, Conn.  Since EDI is the only company with a full line of testing products, even a modest 2% of the market would lead to revenue of over a hundred million dollars a year.  Our conservative projection for first year gross sales is of the order of fifty million dollars, reaching over three hundred million dollars in year five covering all our at-home test products and vaccine sales.  Our corresponding net profit is projected over ten million dollars in year one to over one hundred million dollars in year five.

          Because we have expended the effort to improve EDI merchandising and marketing techniques and plans, the prospects afforded us for increasing sales are dramatically improving.  We are in various stages of negotiations with GNC, Costco, Best

Buy, WalMart, Walgreens, and other major chains for purchasing and displaying our full line of products.  Our current contract with Albertsons will expand to additional products in our product line in the coming months.  We are also in negotiations to place our full product line in a large number of stores in the Philippines.

          Our wholly owned subsidiary, Pan Probe, through a contract with the country of China, has developed a bird vaccine for H5N1 bird flu.  EDI has the rights to sell this vaccine to the rest of the world outside China.  We are currently in negotiations with Indonesia, Japan and the Philippines to supply them with the vaccine.  The first year revenue from an Indonesian contract is expected to be in excess of one hundred million dollars with profit over forty million dollars.

          EDI’s principal activities up to and as a result of this reorganization have focused on:
  The research and development of the IVD products discussed above

          EDI’s research and development of IVD products allows us to provide fifteen tests with others for Arthritis, Tuberculosis, Streptococcus (bacterial infections), Influenza, and Cancer Screening among some of the other many products being considered for future introduction into our line.  Presently, our line includes:  Pregnancy Wand Test; Ovulation Want Test; Prostate Health Screening Test (PSA); Ulcer Bacteria Test; Drug Detection Tests; Cholesterol Test; Glucose Test (Diabetes); Colorectal Test (Colon Disorders); Urinary Tract Infection Test; Blood Pressure Meter; Alcohol Screening Test; Menopause Test; Breast Self-Examination Pad; HIV and Hepatitis B Whole Blood Tests; and Chlamydia (Sexually Transmitted Disease) Test.  Some of these products we produce and others we contract with others to produce.

  The development of marketing plans to support such products

          The EDI products provide rapid results that are useful directly to the consumer as well as to clinical, professional and government users.  The marketing plan recognizes this diversity and consequently is directing strategy in multiple directions simultaneously.  The major effort has been to develop the concept of “Home Health Test Centers” to put all of our various test kits in one easily located area of retail stores.  EDI is also marketing to the professional, clinical and government markets through respected distributors in the pharmaceutical industry.

  Relationship development with manufacturers and distributors of such products

          EDI spent a good deal of time and effort to develop relationships with manufacturers and distributors so we can provide a full line of products under our label.  This relationship development allows us to implement the concept of “Home Health Test Centers” and provide the outlet for the products with experienced distributors.

  Acquiring a manufacturer and developer of health screening products

          By acquiring a manufacturer and developer of health screening products, EDI accomplished several things.  We are able to control our cost of goods.  We acquired, with the manufacturer inventory, a patent and patentable technology, equipment and goodwill to bolster our balance sheet.

  The design, development and implementation of proprietary merchandising and marketing techniques, such as “Home Health Test Centers”, to support the products

          To enable EDI to execute its marketing strategy, EDI has developed packaging, display and other marketing techniques to position the Company in a unique place in the marketplace.

  The identification and building of a management team

          Prior to the reorganization and restructuring of the Company, the EDI management team had deficiencies which led to unfavorable contracts.  Selecting superior staff that can produce results has been a major effort for the Company.  EDI currently has five employees. Members of the management team and several support personnel have served without compensation.  It is the intention of EDI to establish a full payroll and benefits with some of the working capital from this offering for these individuals.

  The development of plans to accommodate expansion and government regulation

          With expectations of needing to adhere to the requirements of Sarbanes-Oxley regulations in future years, we will use some of the working capital for new computer hardware and software to achieve the control and documentation those regulations require.  Our management team is uniquely capable of handling those requirements.  Also, to accommodate the anticipated increase in sales mentioned below, upon funding, we intend to construct a plant for assembly and production in the immediate vicinity of our offices.

Accounting Policies

          The preparation of financial statements in conformity with accounting principles, generally accepted in the United States, requires EDI management to make assumptions, estimates and judgments that affect the amounts reported in the financial statements, including the notes thereto, and related disclosures of commitments and contingencies, if any.  We consider our critical accounting policies to be those that require significant judgments and estimates in the preparation of our financial statements, including the following:  recognition of revenues and cost of revenue, and accounting for income taxes.  We rely on historical experience and on other assumptions we believe to be reasonable under the circumstances in making our judgment and estimates.  Actual results could differ materially from those estimates.  There have been no significant changes in the assumptions, estimates and judgments in the preparation of these financial statements from the assumptions, estimates and judgments used in the preparation of our 2004 and 2005 audited financial statements.  The financial statements are consolidated statements that include both accounts of the Company and its wholly owned subsidiary.

          Revenue:  EDI generates revenue from the sale of product to retail establishments, distributors, professionals, clinics and governmental organizations.  The Company recognizes revenue upon the sales orders being placed, that delivery has occurred and that collectibility is reasonable assured.

          Gross Profit:  Cost of sales for EDI consists of product cost, packaging cost, shipping supplies and cost of shipment.  Gross Profit from recent sales is over thirty percent at low sales with the expectation that will increase to over forty percent as larger sales volumes occur.

          Selling, General and Administrative Expenses:  Our principal selling, general and administrative expenses include rent, salaries, professional fees, depreciation and amortization, and travel and entertainment.

          Interest Expenses:  Interest expense relates to the expenses incurred on our outstanding debt.

          Stock-Based Compensation:  EDI in its reorganization and restructuring has issued stock as compensation for consulting and professional fees.  Stock Options are also included in employee contracts or separate therefrom.

          Income Taxes:  No current taxes are due, and because of past losses and reorganization and restructuring expenses, EDI has operating losses to offset income in the future.

Results of Operations

          In the comparisons of financial information, provided below, it is important to understand that the principal activities of reorganization, mentioned above, have only enabled EDI to become fully functional in the last year period.  However, because EDI has carefully restructured our business and taken the time to implement all facets of the business in a managed fashion, the prospects for the future are on solid ground.

SIX MONTHS ENDED FEBRUARY 28, 2006 AND 2005

          Revenues were $51,905 and $0 for the six months ended February 28, 2006 and 2005, respectively. The revenues are the result of sales of merchandise by Albertson’s. From this initial sale, we have had four reorders that project to a turn of six over a year’s period.

          The cost of sales of $35,113 in 2006 is the result of the shipment to Albertson’s and includes cost of the materials and packaging. The 2005 cost of sales of $200,000 is a result of inventory purchases. Thus, the 2005, gross margin deficit is not indicative of the gross profit that the merchandise sold will yield. The 2006 gross profit of $16,792 or approximately 33% is the result of the Albertson’s sale and cost to produce that sale.

          Compensation, professional and consulting fees for the six months ended February 28, 2006 and 2005 were $4,891,395 and $323,500, respectively. Of these amounts $4,663,250 (96%) and $300,000 (93%), respectively, were the result of the valuation of the Company’s stock issued for services. The remaining portion of these expenses were incurred as a result of the filing of the documents contained herein.

          Rent expense increased from $12,000 in 2005 to $32,310 in 2006 due to the Company’s acquisition of Pan Probe and the additional space.

          Other general and administrative expenses increased from $9,390 in 2005 to $57,331, due to the growth of the Company and anticipation of sales, and the acquisition of Pan Probe.

          The depreciation and amortization expense increased to $311,282 in 2006 from $11,103 in 2005 due to the depreciation of the equipment the Company acquired in the Pan Probe acquisition.

          Interest expense increased to $114,918 in 2006 from $15,000 in 2005 due to the increase in borrowings for the Company, most notably the accrual of interest on the notes payable to the former owners of Pan Probe as well as interest on the Company’s related party notes.

          For the six months ended February 28, 2006 and 2005, the operating losses were $5,380,844 and $570,993, respectively, which yielded a net loss per share of $.34 and $.08, respectively.

YEARS ENDED AUGUST 31, 2005 AND 2004

          Revenues were $32,813 and $0 for the years ended August 31, 2005 and 2004, respectively. The revenues are the result of incidental non-recurring sales of merchandise.

          The cost of sales of $216,233 in 2005 and $324,864 in 2004 is a result of inventory purchases. Thus, the 2005 and 2004, gross margin deficit is not indicative of the gross profit that the merchandise sold will yield.

          Compensation, professional and consulting fees for the years ended August 31, 2005 and 2004 were $5,200,036 and $3,127,723, respectively. Of these amounts $4,915,330 (95%) and $2,923,800 (94%), respectively, were the result of the valuation of the Company’s stock issued for services. The remaining portion of these expenses were incurred as a result of the filing of the documents contained herein.

          Rent expense decreased from $40,848 in 2004 to $28,104 in 2005 due to the Company’s reduction of office space prior to the acquisition of Pan Probe and their increase in additional office and laboratory space.

          Other general and administrative expenses decreased from $178,441 in 2004 to $143,175, due to the cutbacks the Company undertook when they were re-engineering their products, prior to the acquisition of Pan Probe.

          The depreciation and amortization expense increased to $66,069 in 2005 from $7,325 in 2004 due to the depreciation of the equipment the Company acquired in the Pan Probe acquisition.

          Interest expense increased to $31,331 in 2005 from $0 in 2004 due to the increase in borrowings for the Company, most notably the accrual of interest on the notes payable to the former owners of Pan Probe as well as interest on the Company’s related party notes.

For the years ended August 31, 2005 and 2004, the operating losses were $5,652,135 and $3,679,201, respectively, which yielded a net loss per share of $.44 and $.58, respectively.

LIQUIDITY AND CAPITAL RESOURCES

          At the end of August 31, 2003, EDI, due to accumulated deficits, had a negative balance of Stockholder Equity of $1,441,559.  During the year from that date, ending August 31, 2004, Common Stock was issued to founders, 9,000,000 shares at par value of $0.001, or $9,000 total.  Common Stock for the same period issued for consulting services amounted to $2,923,800 and Common Stock issued for conversion of vendor payables amounted to $310,800.  Common Stock issued for cash during this period was equal to $214,488.  With the net loss for the year ended August 31, 2004 of $3,679,201, the net balance of Stockholder Equity for the year was a negative $1,662,672.

          A majority of the reorganizing and restructuring for EDI occurred in the year period ending August 31, 2005.  During this period EDI issued Common Stock for the acquisition of Pan Probe Biotech, adding $12,500,000 to the value of the Company.  Common Stock issued for consulting services amounted to $4,915,330, Common Stock issued for purchasing a building amounted to $645,000, Common Stock issued for cash amounted to $91,250 and Common Stock issued for bonus shares to stockholders amounted to $67,199.  With the net loss for the year ended August 31, 2005 of $5,652,135, the net balance of Stockholder Equity for the year was a positive $10,903,974.

          For the six month period ended February 28, 2006, EDI issued Common Stock for consulting services amounting to $4,663,250 and Common Stock for cash amounting to $463,001.  With the net loss for this six month period of $5,380,844, the net balance of Stockholder Equity for the period was a positive $10,649,381.

          The reorganizing and restructuring costs are behind us.  The expectation is that in the coming year, due to our margin in the range of forty to fifty percent, and our ability to hold down administrative expenses, we will be able to attain a profitability of greater than eight percent.  Our staff of five is operating under recent contracts totaling $528,000 per year, and we expect to achieve control of our expenses of under forty percent.

          EDI may need to raise additional capital in the next 12 months in order to meet its continuing requirements and expected sales level increase.  We have entered into discussions in that regard.  Most of the Company’s future cash requirements; however, after funding from this registration, we expect to be funded from operating cash flow.

          The accompanying financial statements have been prepared assuming the Company will continue as a going concern.  The Company has suffered recurring losses from operations, although the reorganization and restructuring costs are behind us.  The financial statements cannot reflect the uncertainties associated with costs and revenue that will occur in the future.

          The Company as of February 28, 2006 has $135,377 in cash and cash equivalents. Despite the loss of $5,380,844 for the six months ended February 28, 2006, the Company only used $397,026 of cash in operations, due to the fact that $4,663,250 of the loss was incurred for the issuance of the Company’s stock for services rendered and $311,282 of the loss was related to depreciation. The Company’s management has institutes strict control procedures which resulted in an increase of only $9,286 in accounts payable and accrued expenses for the six months ended February 28, 2006.

          The Company did raise $463,000 from the sale of its stock for the six months ended February 28, 2006 which contributed to $462,127 in cash provided by financing activities.

Description of Property

          The company is presently conducting its administrative business from an office located at 2082 Michelson Dr. Suite 212, in Irvine, California

          Contracted assembly and manufacturing facilities are located in the immediate Southern California area; thus giving the company accesses to those necessary facilities for inspection and quality control Additional space for administrative personnel will be established in Southern California with some of the proceeds from this offering as well as distribution centers, as needed.

Certain Relationships and Related Transactions

Organization and Business.

          EDI was originally incorporated on September 19, 1996, under the name Advanced Medical Systems, Inc. and commenced operations on October 1, 1996. EDI was formed for the purpose of developing, manufacturing, marketing and distributing in vitro diagnostic tests for consumer and professional use. Effective June 25, 2002, the company changed its name to Early Detect Inc.

          As of August  31, 2005, the company had 14,676,131 shares of common stock outstanding at $.001 par value and no shares of preferred stock outstanding at $.001 par value.

Related Transactions.

          The company engaged All American Capital (AAC) to act as the promoter in the Initial Public Offering (IPO) of its stock through registration with the Securities and Exchange Commission (SEC). AAC, owned by one of the company's shareholders and Directors, Phillip David Thomas, is to receive installment payments amounting to $75,000 after the effective date of the filing. AAC is also entitled to receive additional shares of common stock equaling up to 4.9% of the IPO stock offered. During 2001, Mr. Thomas transferred and sold a total of 126,500 shares of common stock to families and third parties.

          On March 12, 2002, the company granted 50,000 shares of common stock to one of its Directors, Tasneem Khwaja, for accepting a position as one of the Company's board of directors.

Issuance of Common Stock and Options in Exchange for Services.

          Other than the stock options contained in the Employment Agreements discussed below, there are no options issued to purchase any shares of the company.

Options Issued to Employees.

          Pursuant to a Stock Option Plan adopted by the Directors of the Company, each officer and director of the Company has been granted an option, exercisable at any time within 5 years to purchase up to _____ common shares per individual at a purchase price of $5.00 per share.  The Stock Option Plan is not qualified and is an exhibit hereto.

Market for Common Equity and Related Stockholder Matters

          EDI's Shares of common stock and preferred stock are currently not traded on any market but EDI intends to initially apply to the Over the Counter Bulletin Board or NASDAQ, or other available markets. Dividends payable on the Common Stock are limited by Nevada General Corporation Law which does not allow distributions to stockholders in certain circumstances.

Executive Compensation

          EDT has entered into employment contracts with three of its executives. (Please see "Options Issued to Employees" above).

Financial Statements

          The current financial statements are as follows:

  EARLYDETECT INC. AND SUBSIDIARY - REVIEWED CONSOLIDATED FINANCIAL STATEMENTS
       FOR THE SIX MONTHS ENDED FEBRUARY 28, 2006 AND 2005

  EARLYDETECT INC. AND SUBSIDIARY - CONSOLIDATED FINANCIAL STATEMENTS
       FOR THE YEARS ENDED AUGUST 31, 2005 AND 2004

EARLYDETECT INC. AND SUBSIDIARY
REVIEWED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED FEBRUARY 28, 2006 AND 2005

EARLYDETECT INC. AND SUBSIDIARY
INDEX TO REVIEWED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

                                                                                                                                    Page(s)

Report of Independent Registered Public Accounting Firm                                                  52

Reviewed Consolidated Balance Sheet as of February 28, 2006                                         53

Reviewed Consolidated Statements of Operations for the Six Months Ended
   February 28, 2006 and 2005                                                                                          54

Reviewed Consolidated Statement of Changes in Stockholders’ Equity (Deficit)
   for the Six Months ended February 28, 2006 and the Years ended
   August 31, 2005 and 2004                                                                                             55

Reviewed Consolidated Statements of Cash Flows for the Six Months Ended
    February 28, 2006 and 2005                                                                                         56

Notes to Reviewed Consolidated Financial Statements                                                    57-73

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockolders of
EarlyDetect Inc.
Irvine, California

I have reviewed the accompanying consolidated balance sheet of EarlyDetect, Inc. and Subsidiary (the “Company”) as of February 28, 2006 and the related consolidated statements of operations, changes in stockholders’ (deficit), and cash flows for the six months ended February 28, 2006 and 2005.  These interim consolidated financial statements are the responsibility of the Company’s management.

I conducted the reviews in accordance with standards of the Public Company Accounting Oversight Board (United States).  A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the consolidated financial statements taken as a whole. Accordingly, I do not express such an opinion.

Based on my reviews, I am not aware of any material modifications that should be made to the accompanying interim consolidated financial statements for them to be in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern.  As discussed in Note 14 to the consolidated financial statements, the Company has incurred substantial operating losses and has recently received proper approvals from the regulatory bodies to enable them to sell their product in the United States and will be looking to raise capital over the next year to assist in funding their operations. These factors along with initial marketing of their products to generate revenue raise substantial doubt about its ability to continue as a going concern.  Management’s operating and financing plans in regards to these matters are also discussed in Note 14.  The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

/s/ MICHAEL POLLACK, CPA
MICHAEL POLLACK, CPA
Cherry Hill, New Jersey

April 28, 2006

EARLYDETECT INC. AND SUBSIDIARY
REVIEWED CONSOLIDATED BALANCE SHEET
FEBRUARY 28, 2006
(UNAUDITED)

ASSETS

Current Assets:
Cash and cash equivalents	$ 135,377
Inventory	4,598,540

Total Current Assets	4,733,917

Fixed assets, net of depreciation	4,894,189

Other Assets:
Patents, net of amortization	612,083
Trademarks, net of amortization	771
Goodwill	5,914,212

Total Other Assets	6,527,066

TOTAL ASSETS	$16,155,172
=============

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

LIABILITIES
Current Liabilities:
Note payable - acquisition	$ 3,500,000
Note payable - bank	250
Notes payable - related parties	1,041,661
Current portion of obligations under capital lease	89,471
Accounts payable and accrued expenses	486,700

Total Current Liabilities	5,118,082

Long-term Liabilities:
Obligations under capital lease, net of current portion	387,709

Total Long-term Liabilities	387,709

Total Liabilities	5,505,791

STOCKHOLDERS' EQUITY (DEFICIT)
Common stock, $.001 par value; 50,000,000 shares authorized
and 16,623,991 shares issued and outstanding	16,624
Additional paid-in capital	49,386,372
Accumulated deficit	(38,753,615)

Total Stockholders' Equity (Deficit)	10,649,381

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$16,155,172
=============

The accompanying notes are an integral part of the reviewed consolidated financial statements.

EARLYDETECT INC. AND SUBSIDIARY
REVIEWED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE SIX MONTHS ENDED FEBRUARY 28, 2006 AND 2005
(UNAUDITED)

	2006	2005

OPERATING REVENUES
Sales	$ 51,905	$ -

COST OF SALES
Direct costs	35,113	200,000

Total Cost of Sales	35,113	200,000

GROSS PROFIT (LOSS)	16,792	(200,000)

OPERATING EXPENSES
Compensation, professional and consulting fees	4,891,395	323,500
Rent expense	32,310	12,000
Other general and administrative expenses	57,331	9,390
Depreciation and amortization	311,282	11,103

Total Operating Expenses	5,292,318	355,993

LOSS BEFORE OTHER INCOME (EXPENSE)	(5,275,526)	(555,993)

OTHER (EXPENSE)
Interest expense, net	(114,918)	(15,000)
Forgiveness of debt	9,600	-
Total Other (Expense)	(105,318)	(15,000)

NET LOSS BEFORE PROVISION FOR INCOME TAXES	(5,380,844)	(570,993)
Provision for Income Taxes	-	-

NET LOSS	$ (5,380,844)	$ (570,993)
	=============	=============

NET LOSS PER BASIC AND DILUTED SHARES	$ (0.34)	$ (0.08)
	=============	=============

WEIGHTED AVERAGE NUMBER OF COMMON
SHARES OUTSTANDING	15,660,561	7,450,000
	=============	=============

The accompanying notes are an integral part of the reviewed consolidated financial statements.

EARLYDETECT INC. AND SUBSIDIARY
REVIEWED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
FOR THE SIX MONTHS ENDED FEBRUARY 28, 2006 AND THE YEARS ENDED AUGUST 31, 2005 AND 2004
(UNAUDITED)

			Additional
	Common Stock		Paid-in	Accumulated
	Shares	Amount	Capital	Deficits	Total

Balance, August 31, 2003	1,715,849	$ 1,716	$ 22,598,160	$ (24,041,435)	$ (1,441,559)

Common stock issued to founders for
services rendered	9,000,000	9,000	-	-	9,000

Common stock issued for consulting services	294,992	295	2,923,505	-	2,923,800

Common stock issued for conversion of
vendor payables	4,144	4	310,796	-	310,800

Common stock issued for cash	12,267	12	214,476	-	214,488

Net loss for the year	-	-	-	(3,679,201)	(3,679,201)

Balance, August 31, 2004	11,027,252	11,027	26,046,937	(27,720,636)	(1,662,672)

Common stock issued for acquisition of
Pan Probe Biotech	2,500,000	2,500	12,497,500	-	12,500,000

Common stock issued for consulting services	1,020,566	1,021	4,914,309	-	4,915,330

Common stock issued for building	129,000	129	644,871	-	645,000

Common stock issued for cash	18,500	18	91,232	-	91,250

Common stock issued for bonus shares to
stockholders	1,813	2	67,199	-	67,201

Net loss for the year	-	-	-	(5,652,135)	(5,652,135)

Balance, August 31, 2005	14,697,131	14,697	44,262,048	(33,372,771)	10,903,974

Common stock issued for consulting services	1,843,800	1,844	4,661,406		4,663,250

Common stock issued for cash	83,060	83	462,918		463,001

Net loss for the six months ended				(5,380,844)	(5,380,844)

Balance, February 28, 2006	16,623,991	$ 16,624	$ 49,386,372	$ (38,753,615)	$ 10,649,381
	=========	=========	==========	===========	===========

The accompanying notes are an integral part of the reviewed consolidated financial statements.

EARLYDETECT INC. AND SUBSIDIARY
REVIEWED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED FEBRUARY 28, 2006 AND 2005
(UNAUDITED)

	2006	2005

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$ (5,380,844)	$ (570,993)

Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization	311,282	11,103
Common stock issued for consulting services	4,663,250	300,000

Changes in assets and liabilities
Increase (decrease) in accounts payable and
and accrued expenses	9,286	259,408

Total adjustments	4,983,818	570,511

Net cash (used in) operating activities	(397,026)	(482)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions of fixed assets	-	-

Net cash (used in) investing activities	-	-

CASH FLOWS FROM FINANCING ACTIVITES
Proceeds from issuance of common stock	463,000
Increase (decrease) in bank overdraft	-	482
Proceeds (payments) from notes payable - related parties, net	43,862	-
Payments of obligations under capital lease	(44,735)	-

Net cash provided by financing activities	462,127	482

NET INCREASE (DECREASE) IN
CASH AND CASH EQUIVALENTS	65,101	-

CASH AND CASH EQUIVALENTS -
BEGINNING OF PERIOD	70,276	-

CASH AND CASH EQUIVALENTS - END OF PERIOD	$ 135,377	$ -
	==============	==============

The accompanying notes are an integral part of the reviewed consolidated financial statements.

EARLYDETECT INC. AND SUBSIDIARY
NOTES TO REVIEWED CONSOLIDATED FINANCIAL STATEMENTS
FEBRUARY 28, 2006 AND 2005 (UNAUDITED)

NOTE 1-     ORGANIZATION AND BASIS OF PRESENTATION

Advanced Medical Systems, Inc. was incorporated on September 19, 1996 in the State of California. On June 21, 2002, Advanced Medical Systems, Inc. changed its name to EarlyDetect Inc. (the “Company”).

The Company offers a wide range of health screening products that have been carefully evaluated and offer reliable results. Founded in 1996, the Company offers 11 FDA registered health screening kits including tests for pregnancy, ovulation, menopause, cholesterol, blood glucose, stomach ulcers, prostate, colon health, drug detection, alcohol blood levels, breast self-examination, and blood pressure monitors. All of the Company’s products are FDA registered and are manufactured in FDA registered facilities.

The Company was selling their products through 2003 in Canada, and has since ceased, concentrating on the FDA approval process and marketing efforts in the United States.

On July 27, 2005, the Company acquired Pan Probe Biotech, Inc., (“Pan Probe”) a manufacturer of the health screening products and developer of these products for 2,500,000 shares of the Company’s common stock valued at $12,500,000 and a promissory note in the amount of $3,500,000.

The transaction was accounted for as a purchase, and as a result, Pan Probe became a wholly owned subsidiary of the Company, and their results have been consolidated herein.

NOTE 2-     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The reviewed consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

Development Stage Company

The Company has considered Statement of Financial Accounting Standards (SFAS) No. 7, “Accounting and Reporting by Development Stage Enterprises” in its consolidated financial statements. The Company believes that the criteria established in SFAS No. 7 does not apply due to the fact that the Company has completed development of their product. Additionally, in years past has recognized revenues for their products. The Company has spent the past few years raising money and gaining FDA approval in the United States for the products. This has occurred in fiscal year ended 2005. The Company anticipates revenues to commence in fiscal 2006.

EARLYDETECT INC. AND SUBSIDIARY
NOTES TO REVIEWED CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
FEBRUARY 28, 2006 AND 2005 (UNAUDITED)

NOTE 2-     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
                    (CONTINUED)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments and other short-term investments with an initial maturity of three months or less to be cash or cash equivalents.

The Company maintains cash and cash equivalents with a financial institution that have periodically exceeded the limit of insurability under Federal Deposit Insurance Corporation.

Start-up Costs

In accordance with the American Institute of Certified Public Accountants Statement of Position 98-5, “Reporting on the Costs of Start-up Activities”, the Company expenses all costs incurred in connection with the start-up and organization of the Company.

Revenue Recognition

The Company has recognized revenue in accordance with Staff Accounting Bulletin 100 and 101. Specifically, the following criteria must be established prior to recognition:

1)      Persuasive evidence of an arrangement exists;
2)      Delivery has occurred or services have been rendered;
3)      The seller’s price to the buyer is fixed or determinable, and
4)      Collectibility is reasonably assured.

The Company recognizes revenue upon the sales orders being placed and achieving the criteria noted above. The Company in the past has sold its good in foreign countries (Canada).

EARLYDETECT INC. AND SUBSIDIARY
NOTES TO REVIEWED CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
FEBRUARY 28, 2006 AND 2005 (UNAUDITED)

NOTE 2-     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
                    (CONTINUED)

Trademarks and Acquired Patents

The Company has capitalized the costs of trademarks. The Company is amortizing these costs over 15 years. Amortization expense for the six months ended February 28, 2006 and 2005 were $15 and $15, respectively.

The Company also acquired patents in the acquisition of Pan Probe Biotech, Inc. on July 26, 2005. These patents with a carrying cost of $650,000 will be amortized over the estimated useful life, which is considered 10 years. Amortization expense on the acquired patents for the six months ended February 28, 2006 is $32,500.

Income Taxes

The Company accounts for income taxes utilizing the liability method of accounting. Under the liability method, deferred taxes are determined based on differences between financial statement and tax bases of assets and liabilities at enacted tax rates in effect in years in which differences are expected to reverse. Valuation allowances are established, when necessary, to reduce deferred tax assets to amounts that are expected to be realized. No provision (benefit) is reflected for the six months ended February 28, 2006 and 2005, respectively.

Fair Value of Financial Instruments

The carrying amounts reported in the reviewed consolidated balance sheet for cash and cash equivalents, and accounts payable approximate fair value because of the immediate or short-term maturity of these financial instruments. For the notes payable, the carrying amount reported is based upon the incremental borrowing rates otherwise available to the Company for similar borrowings.

Advertising Costs

The Company expenses the costs associated with advertising as incurred.  Advertising expenses are included in the reviewed consolidated statements of operations for the six months ended February 28, 2006 and 2005.

Fixed Assets

Fixed assets are stated at cost.  Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Equipment held under capital lease is included in fixed assets and is being depreciated over the estimated term of the lease or estimated life of the asset, whichever is shorter.

EARLYDETECT INC. AND SUBSIDIARY
NOTES TO REVIEWED CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
FEBRUARY 28, 2006 AND 2005 (UNAUDITED)

NOTE 2-     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
                    (CONTINUED)

Fixed Assets (Continued)

When assets are retired or otherwise disposed of, the costs and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is recognized in income for the period.  The cost of maintenance and repairs is charged to income as incurred; significant renewals and betterments are capitalized.  Deduction is made for retirements resulting from renewals or betterments.

Accounts Receivable

When the Company conducts business it extends credit based on an evaluation of the customers’ financial condition, generally without requiring collateral.  Exposure to losses on receivables is expected to vary by customer due to the financial condition of each customer.  The Company has monitored exposure to credit losses and maintains allowances for anticipated losses considered necessary under the circumstances. As of February 28, 2006, there have been no allowances reserved by the Company.

Impairment of Long-Lived Assets

Long-lived assets, primarily fixed assets and intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets might not be recoverable. The Company does not perform a periodic assessment of assets for impairment in the absence of such information or indicators. Conditions that would necessitate an impairment assessment include a significant decline in the observable market value of an asset, a significant change in the extent or manner in which an asset is used, or a significant adverse change that would indicate that the carrying amount of an asset or group of assets is not recoverable. For long-lived assets to be held and used, the Company recognizes an impairment loss only if its carrying amount is not recoverable through its undiscounted cash flows and measures the impairment loss based on the difference between the carrying amount and estimated fair value.

EARLYDETECT INC. AND SUBSIDIARY
NOTES TO REVIEWED CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
FEBRUARY 28, 2006 AND 2005 (UNAUDITED)

NOTE 2-     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
                    (CONTINUED)

Loss Per Share of Common Stock

Basic net loss per common share is computed using the weighted average number of common shares outstanding.  Diluted earnings per share (EPS) includes additional dilution from common stock equivalents, such as stock issuable pursuant to the exercise of stock options and warrants.  Common stock equivalents were not included in the computation of diluted earnings per share when the Company reported a loss because to do so would be antidilutive for periods presented.

The following is a reconciliation of the computation for basic and diluted EPS:

	February 28,	February 28,
	2006	2005

Net loss	$ (5,380,844)	$ (570,993)

Weighted-average common shares
Outstanding (Basic)	15,660,561	7,450,000

Weighted-average common stock
Equivalents
Stock options	-	-
Warrants	-	-

Weighted-average common shares
Outstanding (Diluted)	15,660,561	7,450,000
	============	============

There were no options and warrants outstanding to purchase stock for the six months ended February 28, 2006 and 2005, respectively.

EARLYDETECT INC. AND SUBSIDIARY
NOTES TO REVIEWED CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
FEBRUARY 28, 2006 AND 2005 (UNAUDITED)

NOTE 2-     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
                    (CONTINUED)

Goodwill and Other Intangible Assets

In June 2001, the FASB issued Statement No. 142 “Goodwill and Other Intangible Assets”.  This statement addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, Intangible Assets.  It addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition.  This Statement also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements.  The Company in their acquisition of Pan Probe Biotech acquired $5,914,212 in goodwill. The Company has performed an impairment test to determine that at February 28, 2006, the fair value is greater than the carrying cost of the goodwill. The Company will continue to perform periodic (at least annual) tests to determine any impairment losses on this goodwill.

Inventory

Inventory is stated at the lower of cost or market, utilizing the first-in, first-out method and includes finished goods as well as raw and bio- materials. The inventory cost includes the cost of packaging supplies, direct and indirect labor and other indirect manufacturing costs.

Stock-Based Compensation

The Company has no established stock option plan, and has not issued any options or warrants to employees, officers, directors, or others.

The Company has early adopted the provisions of Statement of Financial Accounting Standards No. 123R, “Share Based Payment” (“SFAS 123R”). SFAS 123R requires that compensation cost related to share-based payment transactions be recognized in the financial statements. Share-based payment transactions within the scope of SFAS 123R include stock options, restricted stock plans, performance-based awards, stock appreciation rights, and employee share purchase plans.

The Company measures compensation expense for its employee stock-based compensation using the intrinsic-value method.  Under the intrinsic-value method of accounting for stock-based compensation, when the exercise price of options granted to employees is less than the estimated fair value of the underlying stock on the date of grant, deferred compensation is recognized and is amortized to compensation expense over the applicable vesting period. In each of the periods presented, the vesting period was the period in which the options were granted.

EARLYDETECT INC. AND SUBSIDIARY
NOTES TO REVIEWED CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
FEBRUARY 28, 2006 AND 2005 (UNAUDITED)

NOTE 2-     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
                    (CONTINUED)

Stock-Based Compensation (Continued)

The Company measures compensation expense for its non-employee stock-based compensation under the Financial Accounting Standards Board (FASB) Emerging Issues Task Force (EITF) Issue No. 96-18, “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services”.  The fair value of the option or share issued is used to measure the transaction, as this is more reliable than the fair value of the services received.  The fair value is measured at the value of the Company’s common stock on the date that the commitment for performance by the counterparty has been reached or the counterparty’s performance is complete. The fair value of the equity instrument is charged directly to expense and additional paid-in capital.

Recent Accounting Pronouncements

In November 2004, the FASB issued Financial Accounting Standards No. 151 (FAS 151), “Inventory Costs – an amendment of ARB No. 43, Chapter 4”.  FAS 151 clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs and spoilage.  In addition, FAS 151 requires companies to base the allocation of fixed production overhead to the costs of conversion on the normal capacity of production facilities.  FAS 151 is effective for the Company in 2006.  The Company does not expect FAS 151 to have a material impact on its results or financial statements.

On December 16, 2004, FASB issued Statement of Financial Accounting Standards No. 153, “Exchanges of Non-monetary Assets, an amendment of APB Opinion No. 29, Accounting for Non-monetary Transactions” (" SFAS 153").  This statement amends APB Opinion 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance.  Under SFAS 153, if a non-monetary exchange of similar productive assets meets a commercial-substance criterion and fair value is determinable, the transaction must be accounted for at fair value resulting in recognition of any gain or loss. SFAS 153 is effective for non-monetary transactions in fiscal periods that begin after June 15, 2005.  The Company does not anticipate that the implementation of this standard will have a material impact on its financial position, results of operations or cash flows.

EARLYDETECT INC. AND SUBSIDIARY
NOTES TO REVIEWED CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
FEBRUARY 28, 2006 AND 2005 (UNAUDITED)

NOTE 3-     FIXED ASSETS

Fixed assets as of February 28, 2006 are as follows:

	Estimated
	Useful	February 28,
	Life	2006

Production machinery and equipment	10	$ 4,476,245
Building	15	200,000
Office machinery and equipment	5	34,936
Furniture and fixtures	5	1,536
Equipment held under capital lease	6	536,827

Subtotal		5,249,544
Less: Accumulated depreciation		(355,355)

Total		$ 4,894,189
		============

There was $278,766 and $3,647 charged to operations for depreciation expense for the six months ended February 28, 2006 and 2005, respectively. There was $44,736 and $0 included in depreciation expense for the six months ended February 28, 2006 and 2005 for equipment held under capital lease, respectively.

NOTE 4-     NOTES PAYABLE – RELATED PARTIES

Former Owner

The Company entered into a settlement with a former director in the amount of $833,182. This amount included interest through June 20, 2005. In a stipulation dated August 31, 2005, it was noted that the Company made three payments of $20,000 each against the total amount. The Company was required to make a $25,000 payment by September 27, 2005 and another $25,000 payment by October 27, 2005, with the remaining balance due and payable with accrued interest at 8% on November 28, 2005. On November 28, 2005, the Company was able to extend this note with the former owner indefinitely with payments to be made as the Company sells its common stock. Additionally, interest ceased being accrued for as of November 28, 2005. The Company has accrued interest for the period June 20, 2005 through February 28, 2006 in the amount of $25,458. Interest expense for the six months ended February 28, 2006 and 2005 under this note was $15,082 and $0, respectively. From September 1, 2005 through April 18, 2006, the Company has paid $105,000 to the former officer.

EARLYDETECT INC. AND SUBSIDIARY
NOTES TO REVIEWED CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
FEBRUARY 28, 2006 AND 2005 (UNAUDITED)

NOTE 4-     NOTES PAYABLE – RELATED PARTIES
                    (CONTINUED)

Former Owner (Continued)

The balance outstanding under this obligation is $718,182 at February 28, 2006.

Current Shareholders

The Company has a note agreement with a current officer for funds that he has advanced the Company over the past year.  The note agreement provides for repayment of funds up to $500,000. As of February 28, 2006, there is $159,819 outstanding to the current owner. The note is due on demand and has been included in current liabilities. The Company has calculated interest on this note at 8%. Accrued interest at February 28, 2006 is $14,076, and interest expense for the six months ended February 28, 2006 and 2005 under this note is $9,061 and $0, respectively.

Advances to/from Company With Common Director

The Company had a note agreement with a company that is owned by a director of the Company. This company has advanced and been advanced amounts to the Company over the past two years. The Company as of August 31, 2005 was owed $217,750 from the company that is owned by a director of the Company, and as of August 31, 2004, the Company owed $123,563 to this company. During the past two years, the balance comprised of various expenses that the company under common control paid on behalf of the Company. In 2005, to repay the amounts advanced, the Company signed over the deed to a building that was acquired by the Company for shares of their common stock (see Note 12) valued at $645,000 and in addition repaid $134,000. This culminated in the Company being owed $217,750. The Company sold the building at the cost they acquired at, there was no depreciation on the building, and no gain or loss attributed to the sale. The Company and the company that is owned by a director of the Company agreed to recognize the $217,750 as a commission for the funds raised for the Company as well as the acquisition of Pan Probe. As of February 28, 2006 and August 31, 2005, the balance due the Company is $0.

EARLYDETECT INC. AND SUBSIDIARY
NOTES TO REVIEWED CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
FEBRUARY 28, 2006 AND 2005 (UNAUDITED)

NOTE 5-     NOTES PAYABLE - BANK

The Company had a line of credit with a bank in the amount of $50,000 during 2006 and 2005. The Company would borrow funds from time to time for working capital needs. Interest on the lines of credit were variable at prime rate plus 2.5%. The balance at February 28, 2006 was $250.  Interest for the six months ended February 28, 2006 and 2005 were approximately $0 and $1,450, respectively.

NOTE 6-     NOTE PAYABLE – ACQUISITION

As discussed in Note 7, the Company entered into a note agreement with the former owners of Pan Probe Biotech, Inc., a company that was acquired by the Company on July 26, 2005.

The note, in the amount of $3,500,000, provides for payments to be made to the former owners of Pan Probe, Inc. 50% within 90 days of the Company filing a registration statement with the Securities and Exchange Commission with the remaining 50% due within six months of the filing of the registration statement.

Interest on the note is stated at 5%, and will be accrued through and is payable at maturity. Interest expense for the six months ended February 28, 2006 and 2005 was $87,500 and $0, respectively, and accrued interest at February 28, 2006 for this note is $102,500.

NOTE 7-     ACQUISITION

On July 26, 2005, the Company entered into a purchase agreement with Pan Probe Biotech, Inc. Pan Probe Biotech, Inc., is a leading manufacturer and supplier of high quality rapid diagnostic tests. The line of diagnostic products range from Pregnancy & Fertility, Drugs-of-Abuse, Infectious Diseases to Cancer Detection panels. These products are used worldwide in the Point-of-Care and Clinical environment as well as the Over-the-Counter consumer.

The Company acquired Pan Probe Biotech, Inc. for $16,000,000, in the form of 12,500,000 shares of its common stock and a note agreement for $3,500,000 (see Note 6), in exchange for the shares of Pan Probe Biotech, Inc. As a result of this transaction, Pan Probe Biotech, Inc. became a wholly owned subsidiary of the Company.

The acquisition included machinery and equipment used in the production of the diagnostic tests, the building in which Pan Probe Biotech, Inc. resides, all intellectual property as well as the inclusion of a five-year employment agreement with Dr. Shujie Cui to remain on as lead scientist for the Company.

EARLYDETECT INC. AND SUBSIDIARY
NOTES TO REVIEWED CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
FEBRUARY 28, 2006 AND 2005 (UNAUDITED)

NOTE 7-     ACQUISITION
                    (CONTINUED)

These assets have been recorded at their fair market values and the excess of the purchase price over the fair value of the assets received has been recorded as goodwill. The Company, as of February 28, 2006, has concluded that there has been no impairment of this intangible asset in accordance with SFAS 142.

The allocation of the purchase price is as follows:

Equipment	$ 4,476,245
Building	200,000
Inventory	4,598,540
Accounts receivable	281,003
Patents	650,000
Goodwill	5,914,212
Accounts payable assumed	(120,000)

$ 16,000,000
===========

The summarized unaudited pro forma financial information for the six months ended February 28, 2005 that follows assumes the acquisition of Pan Probe Biotech, Inc. was consummated on September 1, 2004:

EARLYDETECT INC. AND SUBSIDIARY
NOTES TO REVIEWED CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
FEBRUARY 28, 2006 AND 2005 (UNAUDITED)

NOTE 7-     ACQUISITION
                    (CONTINUED)

Six Months Ended
February 28, 2005

Sales	$ 27,903
Cost of sales	228,040

Gross profit (loss)	(200,137)

Operating expenses	459,069

Loss before other (expense)	(659,206)

Other expense	(15,000)

Net loss before provision for income taxes	(644,206)

Provision for income taxes	-

Net loss	$ (644,206)
===============

Net loss per basic and diluted shares	$ (0.09)
===============

Weighted average number of common shares
outstanding	7,450,000
===============

The unaudited pro forma results of operations for the six months ended February 28, 2006, are not necessarily indicative of what the actual results of operations of the Company would have been had the acquisition been consummated on September 1, 2004.

NOTE 8-     STATUTORY-BASED INTANGIBLES

In the acquisition of Pan Probe Biotech, Inc., the Company acquired certain patents with respect to the company’s production of their diagnostic tests. The following represent Pan Probe Biotech, Inc.’s patents that were acquired:

United States Patent Number 6,576,193 – Device and Method for Collecting and Testing Fluid Specimens.

EARLYDETECT INC. AND SUBSIDIARY
NOTES TO REVIEWED CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
FEBRUARY 28, 2006 AND 2005 (UNAUDITED)

NOTE 8-     STATUTORY-BASED INTANGIBLES
                    (CONTINUED)

In the acquisition of Pan Probe Biotech, Inc., the Company acquired certain patents with respect to the company’s production of their diagnostic tests. The following represent Pan Probe Biotech, Inc.’s patents that were acquired:

United States Patent Number 6,576,193 – Device and Method for Collecting and Testing Fluid Specimens.

The Company allocated $650,000 out of the purchase for these patents, and this amount will be amortized over 10 years, the estimated useful life of the statutory-based intangible asset. Amortization expense for the six months ended February 28, 2005 was $32,502.

NOTE 9-     OBLIGATIONS UNDER CAPITAL LEASE

The Company is the lessee of equipment under capital leases expiring during 2011 in the amount of $536,827. The lease is collateralized by the equipment.

Minimum lease payments under capital leases at February 28, 2006 are as follows:

            2007                                        $    97,964
            2008                                            107,272
            2009                                            123,792
            2010                                            164,252
            2011                                            181,236
            Thereafter                                      60,412
                                                                734,928

Less: amounts representing interest          (257,748)
Less: current portion                               (89,471)

             Long-term portion                    $   387,709
                                                            ========
NOTE 10-   OPERATING LEASE

The Company has a facility lease for office space that is currently on a month-to-month basis. The Company pays $1,135 per month.  This fee includes receptionist service, telephone answering, as well as refreshments. The lease was just renewed on August 1, 2005.

Rent expense for the six months ended February 28, 2006 and 2005 is included in general and administrative expenses in the consolidated statements of operations.

EARLYDETECT INC. AND SUBSIDIARY
NOTES TO REVIEWED CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
FEBRUARY 28, 2006 AND 2005 (UNAUDITED)

NOTE 11-   ACCRUED COMPENSATION

Included in accounts payable and accrued expenses in the reviewed consolidated balance sheet is $105,000 for accrued compensation for a former officer of the Company. The compensation that is accrued dates back to amounts owed for services rendered in fiscal 2004 and 2003.

NOTE 12-   STOCKHOLDERS’ EQUITY (DEFICIT)

As of February 28, 2006, the Company has 50,000,000 shares of common stock authorized and 16,623,991 shares issued and outstanding. The par value of the common stock is $.001.

The Company’s board of directors approved a reverse 1 for 30 stock split. All share amounts have been reflected post-split retroactively in accordance with Staff Accounting Bulletin Topic 4C.

During the six months ended February 28, 2006, the Company issued:

1,843,800 shares of common stock for consulting services (including commissions) valued at $4,663,250. These shares were valued based on fair value of the common stock or per agreements entered into.

83,060 shares of common stock for cash valued at $463,001.

During the year ended August 31, 2005, the Company issued:

2,500,000 shares of common stock in its acquisition of Pan Probe Biotech, Inc. valued at $12,500,000 ($5 per share).

1,020,566 shares of common stock for consulting services of which 945,566 at $5 per share and 75,000 shares valued at $2.50 for a total value of $4,915,330.

129,000 shares of common stock for an acquisition of a building valued at $645,000 ($5 per share). This building was sold to a company with a common director (see Note 4), to satisfy a portion of the debt owed to them.

18,500 shares of common stock issued for cash. Of these shares 500 shares were issued at $2.50 and 18,000 were issued at $5 per share for a total value of $91,250.

1,813 shares of common stock issued as bonus shares to shareholders valued at $67,201.

EARLYDETECT INC. AND SUBSIDIARY
NOTES TO REVIEWED CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
FEBRUARY 28, 2006 AND 2005 (UNAUDITED)

NOTE 12-   STOCKHOLDERS’ EQUITY (DEFICIT)
                    (CONTINUED)

During the year ended August 31, 2004, the Company issued:

9,000,000 shares of common stock to its founders for services rendered valued at par value $.001, $9,000.

294,992 shares of common stock for consulting services valued at $2,923,800. All of these shares were issued at $5 per share. Some of these shares were issued pre-split that took effect March 16, 2004.

4,144 shares of common stock in conversion of $310,800 in vendor payables.

12,267 shares of common stock issued for cash. These shares issued pre and post split were issued for $214,488.

Options and Warrants

The Company has not issued any options or warrants since inception.

NOTE 13-   PROVISION FOR INCOME TAXES

Deferred income taxes will be determined using the liability method for the temporary differences between the financial reporting basis and income tax basis of the Company’s assets and liabilities.  Deferred income taxes are measured based on the tax rates expected to be in effect when the temporary differences are included in the Company’s tax return.  Deferred tax assets and liabilities are recognized based on anticipated future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases.

At February 28, 2006, deferred tax assets consist of the following:

Net operating losses	$ 13,176,229
Amortization of goodwill	(34,801)

13,141,428

Valuation allowance	(13,141,428)

$ -
============

EARLYDETECT INC. AND SUBSIDIARY
NOTES TO REVIEWED CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
FEBRUARY 28, 2006 AND 2005 (UNAUDITED)

NOTE 13-   PROVISION FOR INCOME TAXES (CONTINUED)

At February 28, 2006, the Company had net operating loss carryforward in the approximate amount of $38,753,615, available to offset future taxable income through 2026.  The Company established valuation allowances equal to the full amount of the deferred tax assets due to the uncertainty of the utilization of the operating losses in future periods.

A reconciliation of the Company’s effective tax rate as a percentage of income before taxes and federal statutory rate for the years ended August 31, 2005 and 2004 is summarized below.

	2006	2005
Federal statutory rate	(34.0)%	(34.0)%
State income taxes, net of federal benefits	6.0	6.0
Valuation allowance	28.0	28.0

	0%	0%
	============	============

NOTE 14-   GOING CONCERN

As shown in the accompanying financial statements the Company has incurred significant recurring losses of $5,380,844 and $570,993 for the six months ended February 28, 2006 and 2005, and has a working capital deficiency of $384,165 as of February 28, 2006.  Despite the fact that the Company has generated very little revenue due to the acceptability of their products in the United States, the Company’s management team has begun to market extensively to the Over The Counter pharmacy and grocery chains and has gained recent support for their products.. There is no guarantee that the Company will be able to raise enough capital or generate revenues to sustain its operations, but has been successful in the past six months, however these conditions raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period.

Management believes that the Company’s capital requirements will depend on many factors including the success of the Company’s development and marketing plan with respect to its products in the United States. The Company believes that its acquisition of Pan Probe Biotech will contribute to its future success and enable the Company to achieve higher profit margins on its sales, and enable the Company to generate significant cash flow to carry out its business plan. There can be no assurance that management will be able to raise sufficient capital, or carry out its business plan.

The reviewed consolidated financial statements do not include any adjustments relating to the carrying amounts of recorded assets or the carrying amounts and classification of recorded liabilities that may be required should the Company be unable to continue as a going concern.

EARLYDETECT INC. AND SUBSIDIARY
NOTES TO REVIEWED CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
FEBRUARY 28, 2006 AND 2005 (UNAUDITED)

NOTE 15-   COMMITMENTS

The Company has entered into various Distributor Agreements which secures distribution rights for the Company’s products in various locations throughout the world. The terms of these agreements range up to five years. The Company has placed minimum purchase requirements on the distributors, whereby the distributors must purchase a minimum of $2,000,000 within the initial two-year period of time, with $2,000,000 annually thereafter. As of February 28, 2006, there are no amounts due from distributors under these agreements.

EARLYDETECT INC. AND SUBSIDIARY
CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED AUGUST 31, 2005 AND 2004

EARLYDETECT INC. AND SUBSIDIARY
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                                                    Page(s)

Report of Independent Registered Public Accounting Firm                                                  76

Consolidated Balance Sheets as of August 31, 2005 and 2004                                           77

Consolidated Statements of Operations for the Years Ended
   August 31, 2005 and 2004                                                                                             78

Consolidated Statement of Changes in Stockholders’ Equity (Deficit) for the
   Years ended August 31, 2005 and 2004                                                                         79

Consolidated Statements of Cash Flows for the Years Ended
    August 31, 2005 and 2004                                                                                             80

Notes to Consolidated Financial Statements                                                                     81-96

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockolders of
EarlyDetect Inc.
Irvine, California

I have audited the accompanying consolidated balance sheets of EarlyDetect Inc. (the “Company”) as of August 31, 2005 and 2004, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of management.  My responsibility is to express an opinion on these consolidated financial statements based on my audits.

I conducted my audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States).  Those standards require that I plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  I believe that my audits provide a reasonable basis for my opinion.

In my opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of EarlyDetect Inc. as of August 31, 2005 and 2004, and the results of its operations, and cash flows for the years then ended in conformity with U.S, generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern.  As discussed in Note 5 to the consolidated financial statements, the Company has incurred substantial operating losses and has recently received proper approvals from the regulatory bodies to enable them to sell their product in the United States and will be looking to raise capital over the next year to assist in funding their operations. These factors along with initial marketing of their products to generate revenue raise substantial doubt about its ability to continue as a going concern.  Management’s operating and financing plans in regards to these matters are also discussed in Note 5.  The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

/s/ MICHAEL POLLACK, CPA
MICHAEL POLLACK, CPA
Cherry Hill, New Jersey

April 20, 2006

EARLYDETECT INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
AUGUST 31, 2005 AND 2004

ASSETS
		Restated
	2005	2004

Current Assets:
Cash and cash equivalents	$ 70,276	$ -
Inventory	4,598,540	-

Total Current Assets	4,668,816	-

Fixed assets, net of depreciation	5,172,955	20,502

Other Assets:
Patents, net of amortization	644,583	-
Trademarks, net of amortization	786	370
Goodwill	5,914,212	-

Total Other Assets	6,559,581	370

TOTAL ASSETS	$16,401,352	$ 20,872
	===========	===========

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

LIABILITIES
Current Liabilities:
Note payable - acquisition	$ 3,500,000	$ -
Note payable - bank	250	50,000
Notes payable - related parties	997,799	956,745
Current portion of obligations under capital lease	89,471	-
Bank overdraft	-	239
Accounts payable and accrued expenses	477,414	676,560

Total Current Liabilities	5,064,934	1,683,544

Long-term Liabilities:
Obligations under capital lease, net of current portion	432,444	-

Total Long-term Liabilities	432,444	-

Total Liabilities	5,497,378	1,683,544

STOCKHOLDERS' EQUITY (DEFICIT)
Common stock, $.001 par value; 50,000,000
shares authorized and 14,697,131 and 11,027,252 shares
issued and outstanding	14,697	11,027
Additional paid-in capital	44,262,048	26,046,937
Accumulated deficit	(33,372,771)	(27,720,636)

Total Stockholders' Equity (Deficit)	10,903,974	(1,662,672)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$16,401,352	$ 20,872
	===========	===========

The accompanying notes are an integral part of the consolidated financial statements.

EARLYDETECT INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED AUGUST 31, 2005 AND 2004

	2005	2004

OPERATING REVENUES
Sales	$ 32,813	$ -

COST OF SALES
Direct costs	216,233	324,864

Total Cost of Sales	216,233	324,864

GROSS (LOSS)	(183,420)	(324,864)

OPERATING EXPENSES
Compensation, professional and consulting fees	5,200,036	3,127,723
Rent expense	28,104	40,848
Other general and administrative expenses	143,175	178,441
Depreciation and amortization	66,069	7,325

Total Operating Expenses	5,437,384	3,354,337

LOSS BEFORE OTHER INCOME (EXPENSE)	(5,620,804)	(3,679,201)

OTHER (EXPENSE)
Interest expense, net	(31,331)	-

Total Other (Expense)	(31,331)	-

NET LOSS BEFORE PROVISION FOR INCOME TAXES	(5,652,135)	(3,679,201)
Provision for Income Taxes	-	-

NET LOSS	$ (5,652,135)	$ (3,679,201)
	=============	=============

NET LOSS PER BASIC AND DILUTED SHARES	$ (0.44)	$ (0.58)
	=============	=============

WEIGHTED AVERAGE NUMBER OF COMMON
SHARES OUTSTANDING	12,862,192	6,371,551
	=============	=============

The accompanying notes are an integral part of the consolidated financial statements.

EARLYDETECT INC. AND SUBSIDIARY
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
FOR THE YEARS ENDED AUGUST 31, 2005 AND 2004

			Additional
	Common Stock		Paid-in	Accumulated
	Shares	Amount	Capital	Deficits	Total

Balance, August 31, 2003	1,715,849	$ 1,716	$ 22,598,160	$ (24,041,435)	$ (1,441,559)

Common stock issued to founders for
services rendered	9,000,000	9,000	-	-	9,000

Common stock issued for consulting services	294,992	295	2,923,505	-	2,923,800

Common stock issued for conversion of
vendor payables	4,144	4	310,796	-	310,800

Common stock issued for cash	12,267	12	214,476	-	214,488

Net loss for the year	-	-	-	(3,679,201)	(3,679,201)

Balance, August 31, 2004	11,027,252	11,027	26,046,937	(27,720,636)	(1,662,672)

Common stock issued for acquisition of
Pan Probe Biotech	2,500,000	2,500	12,497,500	-	12,500,000

Common stock issued for consulting services	1,020,566	1,021	4,914,309	-	4,915,330

Common stock issued for building	129,000	129	644,871	-	645,000

Common stock issued for cash	18,500	18	91,232	-	91,250

Common stock issued for bonus shares to
stockholders	1,813	2	67,199	-	67,201

Net loss for the year	-	-	-	(5,652,135)	(5,652,135)

Balance, August 31, 2005	14,697,131	$ 14,697	$ 44,262,048	$ (33,372,771)	$ 10,903,974
	=========	=========	==========	==========	==========

The accompanying notes are an integral part of the consolidated financial statements.

EARLYDETECT INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED AUGUST 31, 2005 AND 2004

	2005	2004

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$ (5,652,135)	$ (3,679,201)

Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization	66,069	7,325
Common stock issued for bonus shares to stockholders	67,201	-
Common stock issued for founders for consulting services	-	9,000
Common stock issued for consulting services	4,915,330	2,923,800

Changes in assets and liabilities
Decrease in inventory	-	203,728
Increase (decrease) in accounts payable and
and accrued expenses	(38,594)	193,601

Total adjustments	5,010,006	3,337,454

Net cash (used in) operating activities	(642,129)	(341,747)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions of fixed assets	-	(586)

Net cash (used in) investing activities	-	(586)

CASH FLOWS FROM FINANCING ACTIVITES
Proceeds from issuance of common stock	91,250	214,488
Increase (decrease) in bank overdraft	(239)	239
Payment on note payable - bank	(49,750)	-
Proceeds (payments) from notes payable - related parties, net	686,056	123,563
Payments of obligations under capital lease	(14,912)	-

Net cash provided by financing activities	712,405	338,290

NET INCREASE (DECREASE) IN
CASH AND CASH EQUIVALENTS	70,276	(4,043)

CASH AND CASH EQUIVALENTS -
BEGINNING OF PERIOD	-	4,043

CASH AND CASH EQUIVALENTS - END OF PERIOD	$ 70,276	$ -
	==============	==============

SUPPLEMENTAL DISCLOSURE OF NONCASH INFORMATION:

Acquisition of Pan Probe Biotech

Common stock issued for company	$ 12,500,000	$ -
Issuance of note payable	3,500,000	-
Fixed assets acquired
Equipment	(4,476,245)	-
Building	(200,000)	-
Inventory acquired	(4,598,540)	-
Accounts receivable acquired	(281,003)	-
Patent acquired	(650,000)	-
Goodwill acquired	(5,914,212)	-
Accounts payable assumed	120,000	-

	$ -	$ -
	==============	==============

Sale of building to related party in lieu of payment of note payable	$ 645,000	$ -
	==============	==============

Common stock issued for payment of vendor payables	$ -	$ 310,800
	==============	==============

The accompanying notes are an integral part of the consolidated financial statements.

EARLYDETECT INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2005 AND 2004

NOTE 1-     ORGANIZATION AND BASIS OF PRESENTATION

Advanced Medical Systems, Inc. was incorporated on September 19, 1996 in the State of Nevada. On June 22 2001, Advanced Medical Systems, Inc. changed its name to EarlyDetect, Inc. (the “Company”).

The Company offers a wide range of health screening products that have been carefully evaluated and offer reliable results. Founded in 1996, the Company offers 11 FDA registered health screening kits including tests for pregnancy, ovulation, menopause, cholesterol, blood glucose, stomach ulcers, prostate, colon health, drug detection, alcohol blood levels, breast self-examination, and blood pressure monitors. All of the Company’s products are FDA registered and are manufactured in FDA registered facilities.

The Company was selling their products through 2003 in Canada, and has since ceased, concentrating on the FDA approval process and marketing efforts in the United States.

On July 27, 2005, the Company acquired Pan Probe Biotech, Inc., (“Pan Probe”) a manufacturer of the health screening products and developer of these products for 2,500,000 shares of the Company’s common stock valued at $12,500,000 and a promissory note in the amount of $3,500,000.

The transaction was accounted for as a purchase, and as a result, Pan Probe became a wholly owned subsidiary of the Company, and their results have been consolidated herein.

NOTE 2-     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

Development Stage Company

The Company has considered Statement of Financial Accounting Standards (SFAS) No. 7, “Accounting and Reporting by Development Stage Enterprises” in its consolidated financial statements. The Company believes that the criteria established in SFAS No. 7 does not apply due to the fact that the Company has completed development of their product. Additionally, in years past has recognized revenues for their products. The Company has spent the past few years raising money and gaining FDA approval in the United States for the products. This has occurred in the fiscal year ended 2005.

EARLYDETECT INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
AUGUST 31, 2005 AND 2004

NOTE 2-     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (CONTINUED)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments and other short-term investments with an initial maturity of three months or less to be cash or cash equivalents.

The Company maintains cash and cash equivalents with a financial institution that have periodically exceeded the limit of insurability under Federal Deposit Insurance Corporation.

Start-up Costs

In accordance with the American Institute of Certified Public Accountants Statement of Position 98-5, “Reporting on the Costs of Start-up Activities”, the Company expenses all costs incurred in connection with the start-up and organization of the Company.

Revenue Recognition

The Company has recognized revenue in accordance with Staff Accounting Bulletin 100 and 101. Specifically, the following criteria must be established prior to recognition:

1)      Persuasive evidence of an arrangement exists;
2)      Delivery has occurred or services have been rendered;
3)      The seller’s price to the buyer is fixed or determinable, and
4)      Collectibility is reasonably assured.

The Company recognizes revenue upon the sales orders being placed and achieving the criteria noted above. The Company in the past has sold its good in foreign countries (Canada).

EARLYDETECT INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
AUGUST 31, 2005 AND 2004

NOTE 2-     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
                    (CONTINUED)

Trademarks and Acquired Patents

The Company has capitalized the costs of trademarks. The Company is amortizing these costs over 15 years. Amortization expense for the years ended August 31, 2005 and 2004 were $33 and $31, respectively.

The Company also acquired patents in the acquisition of Pan Probe Biotech, Inc. on July 26, 2005. These patents with a carrying cost of $650,000 will be amortized over the estimated useful life, which is considered 10 years. Amortization expense on the acquired patents for the year ended August 31, 2005 is $5,417.

Income Taxes

The Company accounts for income taxes utilizing the liability method of accounting. Under the liability method, deferred taxes are determined based on differences between financial statement and tax bases of assets and liabilities at enacted tax rates in effect in years in which differences are expected to reverse. Valuation allowances are established, when necessary, to reduce deferred tax assets to amounts that are expected to be realized. No provision (benefit) is reflected for the years ended August 31, 2005 and 2004, respectively.

Fair Value of Financial Instruments

The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, and accounts payable approximate fair value because of the immediate or short-term maturity of these financial instruments. For the notes payable, the carrying amount reported is based upon the incremental borrowing rates otherwise available to the Company for similar borrowings.

Advertising Costs

The Company expenses the costs associated with advertising as incurred.  Advertising expenses are included in the consolidated statements of operations for the years ended August 31, 2005 and 2004.

Fixed Assets

Fixed assets are stated at cost.  Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Equipment held under capital lease is included in fixed assets and is being depreciated over the estimated term of the lease or estimated life of the asset, whichever is shorter.

EARLYDETECT INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
AUGUST 31, 2005 AND 2004

NOTE 2-     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
                    (CONTINUED)

Fixed Assets (Continued)

When assets are retired or otherwise disposed of, the costs and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is recognized in income for the period.  The cost of maintenance and repairs is charged to income as incurred; significant renewals and betterments are capitalized.  Deduction is made for retirements resulting from renewals or betterments.

Accounts Receivable

When the Company conducts business it extends credit based on an evaluation of the customers’ financial condition, generally without requiring collateral.  Exposure to losses on receivables is expected to vary by customer due to the financial condition of each customer.  The Company has monitored exposure to credit losses and maintains allowances for anticipated losses considered necessary under the circumstances. As of August 31, 2005 and 2004, there have been no allowances reserved by the Company.

Impairment of Long-Lived Assets

Long-lived assets, primarily fixed assets and intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets might not be recoverable. The Company does not perform a periodic assessment of assets for impairment in the absence of such information or indicators. Conditions that would necessitate an impairment assessment include a significant decline in the observable market value of an asset, a significant change in the extent or manner in which an asset is used, or a significant adverse change that would indicate that the carrying amount of an asset or group of assets is not recoverable. For long-lived assets to be held and used, the Company recognizes an impairment loss only if its carrying amount is not recoverable through its undiscounted cash flows and measures the impairment loss based on the difference between the carrying amount and estimated fair value.

EARLYDETECT INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
AUGUST 31, 2005 AND 2004

NOTE 2-     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
                    (CONTINUED)

Loss Per Share of Common Stock

Basic net loss per common share is computed using the weighted average number of common shares outstanding.  Diluted earnings per share (EPS) includes additional dilution from common stock equivalents, such as stock issuable pursuant to the exercise of stock options and warrants.  Common stock equivalents were not included in the computation of diluted earnings per share when the Company reported a loss because to do so would be antidilutive for periods presented.

The following is a reconciliation of the computation for basic and diluted EPS:

	August 31,	August 31,
	2005	2004

Net loss	$ (5,652,135)	$ (3,679,201)

Weighted-average common shares
Outstanding (Basic)	12,862,192	6,371,551

Weighted-average common stock
Equivalents
Stock options	-	-
Warrants	-	-

Weighted-average common shares
Outstanding (Diluted)	12,862,192	6,371,551

There were no options and warrants outstanding to purchase stock for the years ended August 31, 2005 and 2004, respectively.

EARLYDETECT INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
AUGUST 31, 2005 AND 2004

NOTE 2-     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
                    (CONTINUED)

Goodwill and Other Intangible Assets

In June 2001, the FASB issued Statement No. 142 “Goodwill and Other Intangible Assets”.  This statement addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, Intangible Assets.  It addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition.  This Statement also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements.  The Company in their acquisition of Pan Probe Biotech acquired $5,914,212 in goodwill. The Company has performed an impairment test to determine that at August 31, 2005, the fair value is greater than the carrying cost of the goodwill. The Company will continue to perform periodic (at least annual) tests to determine any impairment losses on this goodwill.

Inventory

Inventory is stated at the lower of cost or market, utilizing the first-in, first-out method and includes finished goods as well as raw and bio- materials. The inventory cost includes the cost of packaging supplies, direct and indirect labor and other indirect manufacturing costs.

Stock-Based Compensation

The Company has no established stock option plan, and has not issued any options or warrants to employees, officers, directors, or others.

The Company has early adopted the provisions of Statement of Financial Accounting Standards No. 123R, “Share Based Payment” (“SFAS 123R”). SFAS 123R requires that compensation cost related to share-based payment transactions be recognized in the financial statements. Share-based payment transactions within the scope of SFAS 123R include stock options, restricted stock plans, performance-based awards, stock appreciation rights, and employee share purchase plans.

The Company measures compensation expense for its employee stock-based compensation using the intrinsic-value method.  Under the intrinsic-value method of accounting for stock-based compensation, when the exercise price of options granted to employees is less than the estimated fair value of the underlying stock on the date of grant, deferred compensation is recognized and is amortized to compensation expense over the applicable vesting period. In each of the periods presented, the vesting period was the period in which the options were granted.

EARLYDETECT INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
AUGUST 31, 2005 AND 2004

NOTE 2-     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
                    (CONTINUED)

Stock-Based Compensation (Continued)

The Company measures compensation expense for its non-employee stock-based compensation under the Financial Accounting Standards Board (FASB) Emerging Issues Task Force (EITF) Issue No. 96-18, “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services”.  The fair value of the option or share issued is used to measure the transaction, as this is more reliable than the fair value of the services received.  The fair value is measured at the value of the Company’s common stock on the date that the commitment for performance by the counterparty has been reached or the counterparty’s performance is complete. The fair value of the equity instrument is charged directly to expense and additional paid-in capital.

Recent Accounting Pronouncements

In November 2004, the FASB issued Financial Accounting Standards No. 151 (FAS 151), “Inventory Costs – an amendment of ARB No. 43, Chapter 4”.  FAS 151 clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs and spoilage.  In addition, FAS 151 requires companies to base the allocation of fixed production overhead to the costs of conversion on the normal capacity of production facilities.  FAS 151 is effective for the Company in 2006.  The Company does not expect FAS 151 to have a material impact on its results or financial statements.

On December 16, 2004, FASB issued Statement of Financial Accounting Standards No. 153, “Exchanges of Non-monetary Assets, an amendment of APB Opinion No. 29, Accounting for Non-monetary Transactions” (" SFAS 153").  This statement amends APB Opinion 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance.  Under SFAS 153, if a non-monetary exchange of similar productive assets meets a commercial-substance criterion and fair value is determinable, the transaction must be accounted for at fair value resulting in recognition of any gain or loss. SFAS 153 is effective for non-monetary transactions in fiscal periods that begin after June 15, 2005.  The Company does not anticipate that the implementation of this standard will have a material impact on its financial position, results of operations or cash flows.

EARLYDETECT INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
AUGUST 31, 2005 AND 2004

NOTE 3-     FIXED ASSETS

Fixed assets as of August 31, 2005 and 2004 are as follows:

	Estimated
	Useful	August 31,	August 31,
	Life	2005	2004

Production machinery and equipment	10	$ 4,476,245	$ -
Building	15	200,000	-
Office machinery and equipment	5	34,936	34,936
Furniture and fixtures	5	1,536	1,536
Equipment held under capital lease	6	536,827	-

Subtotal		5,249,544	36,472
Less: Accumulated depreciation		(76,589)	(15,970)

Total		$ 5,172,955	$ 20,502
		============	============

There was $60,619 and $7,294 charged to operations for depreciation expense for the years ended August 31, 2005 and 2004, respectively. There was $14,912 and $0 included in depreciation expense for the years ended August 31, 2005 and 2004 for equipment held under capital lease, respectively.

NOTE 4-     NOTES PAYABLE – RELATED PARTIES

Former Owner

The Company entered into a settlement with a former director in the amount of $833,182. This amount included interest through June 20, 2005. In a stipulation dated August 31, 2005, it was noted that the Company made three payments of $20,000 each against the total amount. The Company is required to make a $25,000 payment by September 27, 2005 and another $25,000 payment by October 27, 2005, with the remaining balance due and payable with accrued interest at 8% on November 28, 2005. On November 28, 2005, the Company was able to extend this note with the former owner indefinitely with payments to be made as the Company sells its common stock. Additionally, interest ceased being accrued for as of November 28, 2005. The Company has accrued interest for the period June 20, 2005 through August 31, 2005 in the amount of $10,376. Interest expense for the years ended August 31, 2005 and 2004 under this note was $10,376 and $0, respectively. From September 1, 2005 through April 18, 2006, the Company has paid $105,000 to the former officer.

The balance outstanding under this obligation is $773,182 and $833,182 at August 31, 2005 and 2004, respectively. The 2004 balance is equal to the original note amount which was for amounts due the former owner prior to August 31, 2004.

EARLYDETECT INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
AUGUST 31, 2005 AND 2004

NOTE 4-     NOTES PAYABLE – RELATED PARTIES
                    (CONTINUED)

Current Shareholders

The Company has a note agreement with a current officer for funds that he has advanced the Company over the past year.  The note agreement provides for repayment of funds up to $500,000. As of August 31, 2005, there is $177,627 outstanding to the current owner. The note is due on demand and has been included in current liabilities. The Company has calculated interest on this note at 8%. Accrued interest at August 31, 2005, and interest expense for the year ended August 31, 2005 under this note is $5,015.

Advances to/from Company With Common Director

The Company has a note agreement with a company that is owned by a director of the Company. This company has advanced and been advanced amounts to the Company over the past two years. The Company as of August 31, 2005 was owed $217,750 from the company that is owned by a director of the Company, and as of August 31, 2004, the Company owed $123,563 to this company. During the past two years, the balance comprised of various expenses that the company under common control paid on behalf of the Company. In 2005, to repay the amounts advanced, the Company signed over the deed to a building that was acquired by the Company for shares of their common stock (see Note 12) valued at $645,000 and in addition repaid $134,000. This culminated in the Company being owed $217,750. The Company sold the building at the cost they acquired at, there was no depreciation on the building, and no gain or loss attributed to the sale. The Company and the company that is owned by a director of the Company agreed to recognize the $217,750 as a commission for the funds raised for the Company as well as the acquisition of Pan Probe. As of August 31, 2005, the balance due the Company is $0.

NOTE 5-     NOTES PAYABLE - BANK

The Company had a line of credit with a bank in the amount of $50,000 during 2005 and 2004. The Company would borrow funds from time to time for working capital needs. Interest on the lines of credit were variable at prime rate plus 2.5%. The balance at August 31, 2005 and 2004 was $250 and $50,000 respectively.  Interest for the years ended August 31, 2005 and 2004 were approximately $1,450 and $2,720, respectively.

EARLYDETECT INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
AUGUST 31, 2005 AND 2004

NOTE 6-     NOTE PAYABLE – ACQUISITION

As discussed in Note 7, the Company entered into a note agreement with the former owners of Pan Probe Biotech, Inc., a company that was acquired by the Company on July 26, 2005.

The note, in the amount of $3,500,000, provides for payments to be made to the former owners of Pan Probe, Inc. 50% within 90 days of the Company filing a registration statement with the Securities and Exchange Commission with the remaining 50% due within six months of the filing of the registration statement.

Interest on the note is stated at 5%, and will be accrued through and is payable at maturity. Interest expense for the period July 26, 2005 through August 31, 2005 and accrued interest at August 31, 2005 for this note is $15,000.

NOTE 7-     ACQUISITION

On July 26, 2005, the Company entered into a purchase agreement with Pan Probe Biotech, Inc. Pan Probe Biotech, Inc., is a leading manufacturer and supplier of high quality rapid diagnostic tests. The line of diagnostic products range from Pregnancy & Fertility, Drugs-of-Abuse, Infectious Diseases to Cancer Detection panels. These products are used worldwide in the Point-of-Care and Clinical environment as well as the Over-the-Counter consumer.

The Company acquired Pan Probe Biotech, Inc. for $16,000,000, in the form of 2,500,000 shares of its common stock and a note agreement for $3,500,000 (see Note 6), in exchange for the shares of Pan Probe Biotech, Inc. As a result of this transaction, Pan Probe Biotech, Inc. became a wholly owned subsidiary of the Company.

The acquisition included machinery and equipment used in the production of the diagnostic tests, the building in which Pan Probe Biotech, Inc. resides, all intellectual property as well as the inclusion of a five-year employment agreement with Dr. Shujie Cui to remain on as lead scientist for the Company.

These assets have been recorded at their fair market values and the excess of the purchase price over the fair value of the assets received has been recorded as goodwill. The Company, as of August 31, 2005, has concluded that there has been no impairment of this intangible asset in accordance with SFAS 142.

The allocation of the purchase price is as follows:

EARLYDETECT INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
AUGUST 31, 2005 AND 2004

NOTE 7-     ACQUISITION
                    (CONTINUED)

Equipment	$ 4,476,245
Building	200,000
Inventory	4,598,540
Accounts receivable	281,003
Patents	650,000
Goodwill	5,914,212
Accounts payable assumed	(120,000)

$ 16,000,000
===========

The summarized unaudited pro forma financial information for the years ended August 31, 2005 and 2004 that follows assumes the acquisition of Pna Probe Biotech, Inc. was consummated on September 1, 2003:

	Years Ended
	August 31,	August 31,
	2005	2004

Sales	$ 290,716	$ -
Cost of sales	261,364	361,213

Gross profit (loss)	29,352	(361,213)

Operating expenses	5,633,706	3,480,234

Loss before other (expense)	(5,604,354)	(3,841,447)

Other expense	37,532	2,997

Net loss before provision for income taxes	(5,641,886)	(3,844,444)

Provision for income taxes	-	-

Net loss	$ (5,641,886)	$ (3,844,444)
	===============	===============

Net loss per basic and diluted shares	$ (0.44)	$ (0.60)
	===============	===============

Weighted average number of common shares
outstanding	12,862,192	6,371,551
	===============	===============

The unaudited pro forma results of operations for the years ended August 31, 2005 and 2004, are not necessarily indicative of what the actual results of operations of the Company would have been had the acquisition been consummated on September 1, 2003.

EARLYDETECT INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
AUGUST 31, 2005 AND 2004

NOTE 8-     STATUTORY-BASED INTANGIBLES

In the acquisition of Pan Probe Biotech, Inc., the Company acquired certain patents with respect to the company’s production of their diagnostic tests. The following represent Pan Probe Biotech, Inc.’s patents that were acquired:

United States Patent Number 6,576,193 – Device and Method for Collecting and Testing Fluid Specimens.

The Company allocated $650,000 out of the purchase for these patents, and this amount will be amortized over 10 years, the estimated useful life of the statutory-based intangible asset. Amortization expense for the year ended August 31, 2005 was $5,417.

NOTE 9-     OBLIGATIONS UNDER CAPITAL LEASE

The Company is the lessee of equipment under capital leases expiring during 2011 in the amount of $536,827. The lease is collateralized by the equipment.

Minimum lease payments under capital leases at August 31, 2005, are as follows:

            2006                                        $    94,610
            2007                                            101,968
            2008                                            114,054
            2009                                            138,776
            2010                                            181,236
            Thereafter                                    151,030
                                                                781,674

Less: amounts representing interest          (259,759)
Less: current portion                               (89,471)

Long-term portion                                $   432,444
                                                            ========

EARLYDETECT INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
AUGUST 31, 2005 AND 2004

NOTE 10-   OPERATING LEASE

The Company has a facility lease for office space that is currently on a month-to-month basis. The Company pays $1,135 per month.  This fee includes receptionist service, telephone answering, as well as refreshments. The lease was just renewed on August 1, 2005.

Rent expense for the years ended August 31, 2005 and 2004 is included in general and administrative expenses in the consolidated statements of operations.

NOTE 11-   ACCRUED COMPENSATION

Included in accounts payable and accrued expenses in the consolidated balance sheet is $105,000 for accrued compensation for a former officer of the Company. The compensation that is accrued dates back to amounts owed for services rendered in fiscal 2004 and 2003.

NOTE 12-   STOCKHOLDERS’ EQUITY (DEFICIT)

As of August 31, 2005 and 2004, the Company has 50,000,000 shares of common stock authorized and 14,697,131 and 11,027,252 shares issued and outstanding. The par value of the common stock is $.001.

The Company’s board of directors approved a reverse 1 for 30 stock split. All share amounts have been reflected post-split retroactively in accordance with Staff Accounting Bulletin Topic 4C.

During the year ended August 31, 2005, the Company issued:

2,500,000 shares of common stock in its acquisition of Pan Probe Biotech, Inc. valued at $12,500,000 ($5 per share).

1,020,566 shares of common stock for consulting services of which 945,566 at $5 per share and 75,000 shares valued at $2.50 for a total value of $4,915,330.

129,000 shares of common stock for an acquisition of a building valued at $645,000 ($5 per share). This building was sold to a company with a common director (see Note 4), to satisfy a portion of the debt owed to them.

18,500 shares of common stock issued for cash. Of these shares 500 shares were issued at $2.50 and 18,000 were issued at $5 per share for a total value of $91,250.

1,813 shares of common stock issued as bonus shares to shareholders valued at $67,201.

EARLYDETECT INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
AUGUST 31, 2005 AND 2004

NOTE 12-   STOCKHOLDERS’ EQUITY (DEFICIT)
                    (CONTINUED)

During the year ended August 31, 2004, the Company issued:

9,000,000 shares of common stock to its founders for services rendered valued at par value $.001, $9,000.

294,992 shares of common stock for consulting services valued at $2,923,800. All of these shares were issued at $5 per share. Some of these shares were issued pre-split that took effect March 16, 2004.

4,144 shares of common stock in conversion of $310,800 in vendor payables.

12,267 shares of common stock issued for cash. These shares issued pre and post split were issued for $214,488.

Options and Warrants

The Company has not issued any options or warrants since inception.

NOTE 13-   PROVISION FOR INCOME TAXES

Deferred income taxes will be determined using the liability method for the temporary differences between the financial reporting basis and income tax basis of the Company’s assets and liabilities.  Deferred income taxes are measured based on the tax rates expected to be in effect when the temporary differences are included in the Company’s tax return.  Deferred tax assets and liabilities are recognized based on anticipated future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases.

At August 31, 2005, deferred tax assets consist of the following:

Net operating losses	$ 11,346,742
Amortization of goodwill	(34,801)

11,311,941

Valuation allowance	(11,311,941)

$ -
============

EARLYDETECT INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
AUGUST 31, 2005 AND 2004

NOTE 13-   PROVISION FOR INCOME TAXES
                    (CONTINUED)

At August 31, 2005, the Company had net operating loss carryforward in the approximate amount of $33,372,771, available to offset future taxable income through 2025.  The Company established valuation allowances equal to the full amount of the deferred tax assets due to the uncertainty of the utilization of the operating losses in future periods.

A reconciliation of the Company’s effective tax rate as a percentage of income before taxes and federal statutory rate for the years ended August 31, 2005 and 2004 is summarized below.

	2005	2004
Federal statutory rate	(34.0)%	(34.0)%
State income taxes, net of federal benefits	6.0	6.0
Valuation allowance	28.0	28.0

	0%	0%
	============	============

NOTE 14-   GOING CONCERN

As shown in the accompanying financial statements the Company has incurred significant recurring losses of $5,652,135 and $3,679,201 for the years ended August 31, 2005 and 2004, and has a working capital deficiency of $396,118 as of August 31, 2005.  Despite the fact that the Company has generated very little revenue due to the acceptability of their products in the United States, the Company’s management team has begun to market extensively to the Over The Counter pharmacy and grocery chains and has gained recent support for their products.. There is no guarantee that the Company will be able to raise enough capital or generate revenues to sustain its operations, but has been successful in the past six months, however these conditions raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period.

Management believes that the Company’s capital requirements will depend on many factors including the success of the Company’s development and marketing plan with respect to its products in the United States. The Company believes that its acquisition of Pan Probe Biotech will contribute to its future success and enable the Company to achieve higher profit margins on its sales, and enable the Company to generate significant cash flow to carry out its business plan. There can be no assurance that management will be able to raise sufficient capital, or carry out its business plan.

The consolidated financial statements do not include any adjustments relating to the carrying amounts of recorded assets or the carrying amounts and classification of recorded liabilities that may be required should the Company be unable to continue as a going concern.

EARLYDETECT INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
AUGUST 31, 2005 AND 2004

NOTE 15-   COMMITMENTS

The Company has entered into various Distributor Agreements which secures distribution rights for the Company’s products in various locations throughout the world. The terms of these agreements range up to five years. The Company has placed minimum purchase requirements on the distributors, whereby the distributors must purchase a minimum of $2,000,000 within the initial two-year period of time, with $2,000,000 annually thereafter. As of August 31, 2005, there are no amounts due from distributors under these agreements.

Changes In and Disagreements With Accountants on Accounting and Financial Disclosure

          There are presently no changes in, or disagreements with respect to, the Financial Statements provided herein. (Please see “Financial Statements” above.)

Signatures

          In accordance with the requirements of the Securities Act of 1933, EDI certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorize, in the City of Irvine, State of California, on ____________, 2006

                    By:  __________________________________________
                                            Chairman, Chief Executive Officer

Special Power of Attorney

          The undersigned constitute and appoint Charles Strongo their true and lawful attorney-in-fact and agent with full power of substitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Form SB-2 registration statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the U.S. Securities and Exchange Commission, granting such attorney-in-fact the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby rarifying and confirming all that such attorney-in-fact may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:

Title                                                                                                Date

          /s/__________________________________                     ____________________ ,2006
          Charles Strongo            Chief Executive Officer
                                                     Chairman/Director

          /s/.                                                                                        ____________________ , 2006
          Richard Johnson            Chief Financial Officer

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers

          As permitted by the Nevada General Corporation Law, we have adopted provisions in our amended and restated certificate of incorporation and amended and restated bylaws that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director.  The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them.  Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

  any breach of the director’s duty of loyalty to us or our stockholders;

  any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

  any act related to unlawful stock repurchases, redemptions or other distributions or payments of dividends; or

  any transaction from which the director derived an improper personal benefit.

          These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission.  Our amended and restated certificate of incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Nevada law.

          As permitted by Nevada General Corporation Law, our amended and restated bylaws provide that:

  we may indemnify our directors, officers, and employees to the fullest extent permitted by Nevada General Corporation Law, subject to limited exceptions;

  we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Nevada General Corporation Law, subject to limited exceptions; and

  the rights provided in our amended and restated bylaws are not exclusive.

          Our amended and restated certificate of incorporation and our amended and restated by laws, attached as Exhibit __ and __ respectively, to our Registration Statement on Form SB-2, filed with the Securities and Exchange Commission on June 9,

2006, provide for the indemnification provisions described above and elsewhere herein.  In addition, we have entered into separate indemnification agreements, a form of which is attached as Exhibit __ to our Registration Statement on Form SB-2, with our directors and officers which may be broader than the specific indemnification provisions contained in Nevada General Corporation Law.  These indemnification agreements generally require us, among other things, to indemnify our officers and directors against liabilities that may arise by reason of their status or service as directors or officers, subject to certain exceptions and limitations.  These indemnification agreements also require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified.  In addition, we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances.  These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

          Reference is made to the following documents filed as exhibits to our Registration Statement on Form SB-2, filed herewith, regarding relevant indemnification provisions described above and elsewhere in this registration statement:

Documents:

Item 25.  Other Expenses of Issuance and Distribution

          The following table sets for the costs and expenses payable by the Registrant in connection with the registration of the securities being offered by this Registration Statement.  All amounts are estimates except the Securities and Exchange Commission registration fee.

SEC Registration Fee                                           $1,900.00
Accounting Fees and Expenses                             $40,000.00
Legal Fees and Expenses                                     $40,000.00
Printing and Engraving Expenses                           $1,000.00
Miscellaneous                                                      $20,000.00

Total                                                                    $101,019.00

Item 26.  Recent Sales of Unregistered Securities

          The following list sets forth information regarding all securities we have sold since January, 2006.

[NEED ANY INFORMATION RE COMPANY STOCK SALES]

Item 27.  Exhibits

  Underwriting Agreement N/A
  Plan of Acquisition, Reorganization, Arrangement, Liquidation or Succession N/A
  Instruments defining the rights of security holders, including indentures N/A
  Opinion re legality
  Opinion re tax matters
  Material contracts
  Statement re computation of per share earnings
  Statements re computation of ratios  N/A
  Annual report to security holders, Form 10-Q and 10-QSB, or quarterly report to security holders  N/A
  Letter re unaudited interim financial information
  Letter re change in certifying accountant  N/A
  Consents of experts and counsel
  Power of attorney
  Statement of eligibility of trustee  N/A
  Invitations for competitive bids  N/A
  Additional Exhibits  N/A

Item 28.  Undertakings

          The undersigned registrant hereby undertakes:

  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

  Include any prospectus required by section 10(a)(3) of the Securities Act;

  Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

  Include any additional or changed material information on the plan of distribution.

  For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

  To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted b such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on the __ day of May, 2006.

                                                                                                     EarlyDetect Inc.

                                                                                                     /s/Charles A.Strongo
                                                                                                     Charles A. Strongo
                                                                                                     Chief Executive Officer

POWER OF ATTORNEY

          KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints Charles A. Strongo and Glenn P. Hannemann and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to the Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thin requisite or necessary fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has bee signed by the following persons in the capacities and on the dates indicated.

Signature                                                                Title                                         Date

/s/Charles A. Strongo                                                Chief Executive Officer

/s/Richard Johnson                                                    Chief Financial Officer

/s/Glenn P. Hannemann                                             Secretary

/s/Philip Dave Thomas                                               Director

/s/Clive Taylor                                                          Director

/s/Tasneem A. Khwaja                                              Director